Exhibit 10.28
[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]
SUPPLY AND DISTRIBUTION AGREEMENT
#06-OEM-VC-EV-JLB
THIS AGREEMENT is made as of this 16th day of March 2006, between General Electric Medical Systems Scs (“GEHC”), a corporation organized under the laws of France, with its principal place of business at 283 Rue de la Minière, 78533 Buc Cedex, France acting on its own behalf and on behalf of the Healthcare divisions of the General Electric Company and their affiliates and Volcano Corporation (“VC”), a corporation organized under the laws of Delaware, USA with its principal place of business at registered office and its principal place of business at 2870 Kilgore Road, Rancho Cordova, CA 95670, USA, (each of GEHC and VC, a “Party” and together the “Parties”).
WHEREAS, VC is engaged among other things in the design, development, manufacturing, sales through distributors of directly to end users of Intravascular Ultrasound systems trademarked as “s5i” (hereinafter referred to as “IVUS”) imaging systems and catheters that are used in conjunction with Cardiovascular Imaging systems and are designed to help the interventionalists in assessing coronary diseases and assisting them in the planning and guiding of Percutaneous Coronary Interventions (“PCI”) such as stent placement procedure; and
WHEREAS, GEHC is engaged among other things in the design, development, manufacturing, sales through distributors or directly to end users of Cardiovascular systems; and
WHEREAS, VC and GEHC desire to collaborate to develop a unique and important IVUS imaging system with specific integration between operation of the GEHC Cardiovascular system (cath lab) and software and the IVUS imaging equipment and software. With a successful partnership, VC should benefit from additional distribution leverage provided by GEHC and GEHC should benefit by offering a differentiated product offering as compared to its competitors.
WHEREAS, VC agrees to use its experience and expertise to develop and, manufacture and support the Products (as defined below) for GEHC in accordance with the terms and conditions more fully set forth in this Agreement and GEHC wishes to distribute the Products under VC trademarks, all subject to the terms and conditions set forth below; and
WHEREAS, in recognition of anticipated dedication of resources of GEHC, VC wishes to appoint GEHC to exclusively distribute a specially integrated version of the s5i systems (such special integrated version referred to herein as the “s5i/GE”), in the Territory (as defined below) and for a limited period, and GEHC is willing to accept such appointment, on the terms and conditions set forth below.
WHEREAS, VC also wishes to appoint GEHC to non-exclusively distribute certain versions of the s5i system, in the Territory (as defined below) and for a limited period, and GEHC is willing to accept such appointment, on the terms and conditions set forth below.

NOW THEREFORE, VC and GEHC agree as follows:
ARTICLE 1. DEFINITIONS.
All capitalized terms will have the meanings ascribed to such terms in this Article 1 or as otherwise defined herein.
“CE Marking” will mean the European Union CE Marking as described in EC Medical Directive 93/42 of June 14, 1993.
Product Introduction shall mean GEHC M3 Milestone sign off as defined in Section 2.2 and GEHC’s first commercial shipment and installation of a s5i/GE unit (Pilot #1)
“Delivery” shall mean, except as otherwise agreed in writing by the Parties in the Purchase Orders, Ex-works Rancho Cordova, CA, USA.
“End User” will mean any GEHC customer who uses the Products.
“FDA” will mean the United States Food and Drug Administration.
“Files for Bankruptcy” will mean, with respect to an entity, if any of the following events occurs: such entity (a) voluntarily becomes the subject of any proceedings relating to its winding-up, liquidation, insolvency or for the appointment of a receiver or similar officer for it, (b) involuntarily becomes the subject of any proceedings relating to its winding-up, liquidation, insolvency or for the appointment of a receiver or similar officer for it, which is not discharged in its favor with prejudice within ninety (90) days thereafter; (c) makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the recomposition, extension or readjustment of all or substantially all of its obligations; (d) has filed against it, a petition or other document seeking relief under bankruptcy laws, which is not discharged with prejudice within ninety (90) days thereafter; or (e) a temporary or permanent receiver or liquidator is appointed over the Company or substantially all its assets and such appointment is not cancelled within ninety (90) days thereafter.
“GEHC Group” will mean the group of entities, controlled directly or indirectly by General Electric Company, which is involved in the medical business of research, development, manufacture, distribution or service of medical equipment.
“GE Policies” shall mean GEHC policies set out in GE Integrity Policy Principles attached hereto as Attachment E, including without limitation: Policies 20.4 — Ethical Business Practices; 20.5 — Compliance with Antitrust Laws; 20.3 — Health Safety and Environmental Protection; 20.9 — Following International Trade Controls; 20.10 — Working with Government Agencies; 20.11 — Customer Satisfaction; 30.5 — Avoiding Conflicts of Interest, and Money Laundering Prevention, as said Policies may be modified from time to time, and any other Policies communicated by GEHC from time to time in writing to VC.
“Products” shall mean the Intravascular Ultrasound systems s5i and the s5i/GE trademarked by VC to be used in conjunction with Cardiovascular Imaging systems and

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designed to help the interventionalists (Cardiologists and Radiologists) in assessing coronary diseases and assisting them in the planning and guiding of Percutaneous Coronary Interventions (“PCI”) such as stent placement procedure as further described in Attachment A hereto and customized for GEHC, that GEHC elects to distribute.
“s5i/GE” product shall mean a set of individual IVUS imaging system components (CPU, control stations, monitors, etc.) which are both a) installed directly into the cath lab on a permanent (non-mobile) basis and b) able to be integrated with GE Innova systems allowing the control of the IVUS imaging system directly from the GE X-ray cath lab system by a GE Touchscreen-type integrated cath lab control station (known as the GE Innova Central) as further defined in Section 2.1.
“s5i” shall mean a set of individual IVUS imaging system components (CPU, control stations, monitors, etc.) which are installed directly into the cath lab on a permanent (non-mobile) basis but which are not able to be controlled directly from the cath lab by a GE Touchscreen-type integrated cath lab control station (GE Innova Central). For the avoidance of doubt, the s5i shall include IVUS systems integrated into the cath lab that have a bedside control panel of any number of form factors that is not specifically linked to operation of the basic functions of the cath lab system and gantry as further defined in Section 2.1.
“Term” will mean the term of the Agreement specified in Article 23.
“Territory” will mean all the countries and territories in the world except Japan
“Customer Satisfaction Opportunity” (CSO) shall mean an End User complaint due to a performance or quality issue arising on a Product.
“Product Quality Report” (PQR) shall mean a significant quality, reliability or technical issue arising on the Product that do not have safety or regulatory impact
“Product Safety Report” (PSR) shall mean a safety or regulatory issue arising on the Product.
ARTICLE 2. SCOPE OF THE AGREEMENT.
2.1	Product definition
The Products as further defined in Attachment A, shall consist of:
a)	The VC s5i System complying with following specifications:
•	Primary CPU assembly with all acquisition, processing and I/O boards

•	VH circuitry and algorithms integrated with Primary CPU Assembly

•	Mounting bracket

•	LCD color Monitor

•	Data entry devices: Keyboard, track ball and point & click interfaces and roll-up carts if necessary.

•	Input power from 100 to 240 VAC, 50/60 Hz

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•	ECG trigger card

•	Digital frame grabber

•	DVD Drive

•	Software package including Patient Entry, multiple image screen formats (Ultrasound, stored and sagittal views), Multiple Images Diameters, Automatic and manual measurements, In line Digital, Automatic Border Detection, Nine Minute Digital Video Storage, ChromaFlo, Lesion assessment package, DICOM 3.0 Services, and Virtual Histology Package (herein after referred to as “VH”)

•	Software package does not include 2D and/or 3D angio “QCA” or QCA-like software packages (such as Paieon / IVUS software packages). GEHC may wish to offer such software features to its End Users, prices and other commercial terms shall be negotiated separately between the parties, as appropriate.

•	Annual software maintenance agreements (to the exception of SW issues covered under the Article 14 and 11) are not included in the Price of the Products. If GEHC wishes to offer such software maintenance agreements to its End Users, prices and other commercial shall be negotiated separately between the parties, as appropriate.

•	Installation and Service Manuals in English

•	Packaging for Air / Road transportation

•	All “Special” installation tools and fixtures.

•	Regulatory approvals per Section 2.1 c)

•	Languages for User Manuals Graphical User Interface messages, Safety related messages and labels per Section 2.1 c)
b)	The VC s5i/GE System based on the VC s5i as defined in Section 2.1 a) and customized for GEHC (herein after referred to as “Customization”), including but not be limited to optimized integration of the s5i with the GEHC Cardiovascular system as further defined in Attachment A.

In order to interface the VC s5i/GE System with the GEHC Cardiovascular system, a specific SW User Interface will be loaded on GEHC Touchscreen-type integrated cath lab control station Trademarked by GEHC as “Innova Central”) as further defined in Attachment A.

The IVUS connectivity feature on Innova will be branded by GEHC as “Innova IVUS”. Where applicable, a tag line “Powered by Volcano” shall be added to clarify that IVUS imaging will be performed by Volcano. The Innova IVUS feature shall not be considered as part of the s5i/GE supplied by VC.

c)	Regulatory Approvals, Manuals and languages
(i)	Prior to Product Introduction, VC shall obtain all applicable regulatory approvals and clearance for the Products to be distributed by GEHC in the US and all countries of the European Union, and provide the Products to GEHC including the corresponding labeling in the appropriate languages:

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•	CE Marking for European Union

•	US FDA Approval

•	UL

•	WEEE compliant

•	Accompanying document for the Products must include Operator Manuals translated in accordance with the EU language policy of Attachment N (English, Spanish, French, German, Portuguese, Italian, ...)

•	Accompanying document for the Products must include Installation and Service Manuals in English

•	All Graphical User Interface messages, Safety related messages and labels translated in accordance with the EU language policy of Attachment N (English, Spanish, French, German, Portuguese, Italian, ...)
(ii)	Prior to Product Introduction, VC shall use commercially reasonable efforts to obtain all applicable regulatory approvals and clearance for the Products to be distributed by GEHC in the People Republic of China, and provide the Products to GEHC including the corresponding labeling in Chinese:
•	CCC Approval

•	SFDA Approval

•	System level name and rating plate in Chinese, warning labels in Chinese and CCC mark shall be applied to the Products before shipping.

•	Accompanying document for the Products must include Operator Manuals in Chinese

•	Accompanying document for the Products must include Installation and Service Manuals in English
(iii)	As soon as practical, VC shall make its best efforts to obtain approvals and clearance to distribute the s5i in all other major countries in the Territory such as China, major Asian countries, ANZ, Canada and Latin America (i.e. CCC & SFDA for China, CSA & CDMAS for Canada). When VC obtains such regulatory approvals and clearance for its s5i system, VC shall immediately make them available to GEHC for both the s5i and s5i/GE systems, including Graphical User interface messages, Safety related messages, labels and User Manuals, translated in the appropriate language.

(iv)	If GEHC identifies a business opportunity in a market or country not initially considered by VC, the Parties should discuss and agree if VC should proceed with the regulatory approval process and how VC for its agents, representatives or distributors) will provide GEHC End Users with application training and disposables.

(v)	When VC introduces improvements or new features to the s5i (such as an evolution of the s5i platform to support mechanically rotating transducer design), VC shall immediately make such improvements available to GEHC for both the s5i and s5i/GE systems. VC selling price to GEHC for any improvements or new features (additional options) to the s5i will be determined by mutual agreement between

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the parties at the time of availability of such improvement or new feature.

(vi)	GEHC will obtain the appropriate regulatory approvals for the “Innova IVUS” as defined in Section 2.1 b).
2.2 Development
(i)	VC and GEHC shall define and pursue jointly agreed integration and development objectives as relates to the s5i/GE in order to optimize the clinical efficacy and workflow combined technologies. VC and GE HC shall [CONFIDENTIAL] their efforts on system integration and development.

(ii)	VC will define, design, specify, select components, sub-assemblies, equipments, integrate and qualify them into a system, manufacture, test, procure the appropriate regulatory approvals and supply the Products to GEHC hereunder and as per the terms of this Agreement. VC will run the engineering development programs under its quality and regulatory framework for s5i and s5i/GE with inputs and reviews from GEHC side. VC will provide the required information to GEHC for the purpose of GEHC complying with its internal Product development / introduction processes (Milestones per GEHC’s Phase Review Discipline) and complying with applicable laws and regulations in relation with the Products and any parts thereof.

(iii)	The Parties agree that VC shall comply with the following development milestones:

Date	Task
[CONFIDENTIAL]	[CONFIDENTIAL]

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Date	Task
[CONFIDENTIAL]	[CONFIDENTIAL]

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Date	Task
[CONFIDENTIAL]	[CONFIDENTIAL]
(iv)	GEHC and VC will jointly define the required performances for the Products to meet end user expectations and tenders requirements and shall agree on a set of minimum achievable specifications that will be translated into a contractual “Purchase Specification” and a contractual “Factory Acceptance Test” at the latest prior to the Delivery of the first Pilot.

(v)	VC agrees at all times to offer GEHC a competitive Product with regards to other existing systems available on the market.
2.3	Purchase and Distribution of Products.
(i)	During the Term of this Agreement and subject to Article 3, GEHC will purchase from VC, and VC will sell to GEHC, the Products, and GEHC will distribute the Products under VC trademarks, subject to the terms of this Agreement. Subject to Article 3, VC shall be required to supply the s5i/GE to GEHC exclusively, and to supply the s5i to GEHC non-exclusively. Except for the 8 pilots as further described in Article 5, GEHC’ commitment to purchase Products from VC shall be limited to firm Purchase Orders released by GEHC and accepted by VC pursuant to Article 8.

(ii)	Distribution will be performed by GEHC directly or through other members of the GEHC Group.
2.4	Representatives. GEHC may appoint third parties, including but not limited to parties that may be members of the GEHC Group, and such as agents, distributors, brokers to distribute, represent or promote the Products to End Users (each a “Representative”). VC currently maintains exclusive distribution agreements in select countries of the territory as outlined in Attachment M, but is actively engaged in modifying said existing agreements. GEHC’s ability to appoint third parties is dependent upon VC’s ability to modify its existing agreements. In priority, VC shall apply all its commercially reasonable efforts to modify its existing agreements and give access to GEHC in the following countries: Australia, Spain, Italy, China, Finland, Canada and New Zealand. If VC is not able to give GEHC distribution access to one of these country, the Parties shall agree on the new minimum quantity for GEHC to maintain its Exclusivity and distribution rights per Section 2.4, 3.2 and 23.3 (iii). The new minimum quantities shall reduced according to GEHC missed market opportunity in that country.

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2.5	Independent Contractors. The relationship of GEHC and VC established by this Agreement is that of independent contractors, and nothing herein will be construed to (a) give either Party the power to direct or control the day-to-day activities of the other, (b) constitute the Parties as partners, joint venturers, principal and agent, employer and employee, co-owners, franchisor and franchisee, or otherwise as participants in a joint undertaking, or (c) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever. Except as otherwise set forth herein, all financial and other obligations associated with each Party’s business are the sole responsibility of such Party.
ARTICLE 3. EXCLUSIVITY
3.1	Subject to Section 3.8, during the Term of this Agreement and subject to the Conditions below, VC will grant non-exclusive distribution rights to GEHC for the s5i System in the Territory.

3.2	So long as GE forecasts to purchase a minimum of [CONFIDENTIAL] units of the s5i/GE during the first 12 months post Product Introduction (the “Exclusivity Period”), VC will grant exclusive distribution rights to GEHC for the s5i/GE System in the Territory during that 12 month Exclusivity Period.

During this Exclusivity Period, VC will not sell, lease, loan, license, transfer or otherwise provide, or grant any distribution, or other rights to provide, directly or indirectly, the s5i/GE to any manufacturer, distributor, customer or other third party in the Territory, and will not pursue similar implementations as for the s5i / GE defined herein with any of the GEHC competitors in the Territory.

The Exclusivity Period shall start at the earlier of August 15, 2006 or Product Introduction, provided however that a delay in Product Introduction is not solely caused by VC, in which case the Exclusivity Period start date may be extended by 6 weeks, or longer if mutually agreed by the parties. During the Exclusivity Period, GEHC will not pursue similar implementations with any of the VC’s competitors.

Subject to Section 3.8, after the Exclusivity Period and during the Term of the Agreement, GEHC shall retain the rights to distribute the s5i/GE on a non-Exclusive basis in the Territory.

The Parties may consider extending the Exclusivity Period in exchange for certain minimum volume purchase commitments from GEHC. Similar implementations with non-competing third parties may be pursued with the reasonable consent of both parties.

3.3	Japan distribution rights for the 5i and s5i/GE will be subject to separate negotiation and agreement, should parties desire to pursue.

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3.4	Exclusivity and distribution rights shall continue in the event of any change of control of VC ownership.

3.5	VC acknowledges that at the time of signature of this Agreement, and subject to exceptions identified in Attachment M, it does not have, shall not maintain and shall stop any contractual obligations with third parties which contractually put VC in breach of its obligations in this Agreement, or contractual obligations which refrain VC from entering into this Agreement and from appointing GEHC as an exclusive distributor for the s5i/GE and as a non-exclusive distributor for the s5i in the Territory as per the terms herein.

3.6	VC agrees that it will not, without the prior written consent of GEHC in each instance: use the name, trade name, trademark, trade device, service mark, logo, symbol or any abbreviation, contraction or simulation thereof, owned by GEHC or by companies of the General Electric group, in any advertising, marketing, promotional materials, publicity, client list, press release, case studies, references, Internet posting, or otherwise. GEHC will consult VC prior to releasing advertising, marketing, promotional materials or issuing a press release all using the name, trade name, trademark, trade device, service mark, logo, symbol or any abbreviation, contraction or simulation thereof, owned by VC.

3.7	During the Exclusivity Period a defined in Section 3.2, GEHC will not distribute a competing product to the s5i/GE (IVUS integrated with a GEHC Innova System). Subject to Section 23.3 (iii), GEHC obligation not to distribute a competing product to the s5i/GE (IVUS integrated with a GEHC Innova System) will not apply in the event (i) where a company of GEHC Group acquires a company or part thereof already offering such a product or when (ii) GEHC exceptionally resells a competing product as requested by one of its End User. In the event GEHC Group acquires a company or part thereof already offering such a product, the Exclusivity Period shall terminate immediately.

3.8	VC shall retain the right to market and distribute products similar to the s5i in all the countries and territories in the world. Notwithstanding anything to the contrary herein contained, VC shall not have the right to distribute products in the Territory containing key features or attributes considered as part of the Product’s Customization for GEHC, specifically optimized integration of the s5i with the GEHC Cardiovascular system and the SW User IF on a GEHC Touchscreen-type integrated cath lab control station Trademarked by GEHC as “Innova Central”), GEHC trade name, trademark, logo, color theme, user interfaces.
ARTICLE 4. RESPONSIBILITIES OF THE PARTIES
4.1.	VC responsibilities

Throughout the duration of this Agreement, and notwithstanding anything herein contained, VC shall be responsible and bear the corresponding costs for:

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•	Defining, Specifying, Designing or Selecting components, integrating, qualifying them into a system, Manufacturing, Validating, Verifying, testing and packing the s5i and the s5i/GE for GEHC

•	Developing s5i and s5i/GE under VC’s quality and regulatory framework with appropriate input from GEHC

•	Supporting GEHC in the integration of the s5i/GE and s5i with the GEHC Cardiovascular systems

•	Subject to Section 2.1 c), obtaining all the appropriate regulatory approvals for GEHC to sell the s5i and the s5i/GE in all major markets of the world and lesser markets where practicable (excluding Japan)

•	Supplying the s5i and the s5i/GE to GEHC

•	Subject to Section 2.1 c), obtaining and maintaining the required Product certifications for GEHC to distribute them in the Territory, i.e. including but not limited to, USA, Europe, Canada, Latin America, China, e.g.:
o CE Marking

o US FDA Approval

o UL/CSA

o CMDCAS (Canada)

o SDA (China)

o CCC(China)
•	Developing unpacking, installation, preventive maintenance, troubleshooting and service procedures, spare parts lists and providing the associated documentation with each Product and part and sub-assemblies, equipment thereof, such as but not limited to Pre installation Manual, Service Manuals in the English language.

•	Subject to Section 2.1 c), Developing, translating and implementing End user interfaces messages

•	Subject to Section 2.1 c), developing, translating and providing the End-Users Operator Manuals with each Product in the following languages:
o English

o German

o French

o Spanish

o Portuguese

o Italian

o Chinese
•	Performing the end user application training for the s5i and the s5i/GE sold by GEHC within reason and per standard industry practice

•	Defining and providing GEHC personnel with the appropriate Installation and Service Training (Train the Trainer) in accordance with Article 10.

•	Assisting GEHC in collecting feedbacks from End-Users and service personnel upon installation of the Pilots installed and implementing corrective / improvement actions on subsequent Products to be delivered.

•	Providing information to GEHC for the purpose of GEHC’ complying with its internal Product development / introduction processes and complying with applicable laws and regulations in relation with the Products and any parts thereof.

•	Providing information and supporting GEHC in the commercial promotion of the Products in the Territory.

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•	Throughout the duration of the Agreement and for a period of 10 years following the last manufacturing date of the Product, performing the second level of technical support to GEHC and handling, solving and closing field complaints related to the Products:
o PQRs: Significant quality or technical issue

o CSOs: Customer Satisfaction issues

o PSRs: Safety issues
•	Throughout the duration of the Agreement providing GEHC with Products spare parts for 10 years following the last manufacturing date of the Product in accordance with Article 11.

•	Throughout the duration of the Agreement and for a period of 10 years following the last manufacturing date of the Product and in case of product recall, safety, regulatory or severe performance issue, VC shall be responsible for defining, designing, manufacturing and supplying to GEHC Field Modification Instructions kits (“FMI”) for the purpose of remedying to such issues. VC shall supply such upgrade kits (including but not limited to Hardware, Software, instructions, packaging, tooling, ....) at no charge to GEHC for deployment on the impacted Products and participate to 50% of GEHC on-site direct labor cost (based on USD 93 / hour and the standard intervention time defined per the Field Modification Instruction, excluding travel and living that shall be bore by GEHC)

•	Supplying the Products and spare parts ordered by GEHC in the quantities and at the times specified by GEHC in its Purchase Orders in accordance with the terms and conditions of its Purchase Orders and this Agreement, assuming that GEHC’s order is within its forecasted range as outlined in Article 6
4.2.	GEHC responsibilities

Throughout the duration of this Agreement, and notwithstanding anything herein contained, GEHC shall be responsible and bear the corresponding costs for:
•	Providing specified assistance to VC during the initial development phase of the Product with a view that the Product receives broad market acceptance and meet End-User expectations and support VC with the integration of the s5i/GE with the GEHC Cardiovascular systems

•	Providing VC with some specified training on certain GEHC’ applicable processes (Sourcing, Service, Support, etc)

•	Participating in design reviews specifically of s5i/GE as and when requested by VC

•	Offer the s5i and the s5i/GE as part of its Cardiovascular and Interventional Radiology product lines

•	Laying out system processes such that the s5i or s5i/GE are included as an option directly on all initial Cardiovascular and Interventional Radiology systems quotes after Product Introduction and provided regulatory approvals are in place.

•	Shipping and Installing and Servicing the Products sold by GEHC in accordance with VC’s instructions.

•	Coordinate application training with VC personnel for the s5i and s5i/GE systems sold by GEHC

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•	Offer ongoing service under a GEHC service contract for the s5i and s5i/GE systems sold by GEHC.

•	Providing its expertise and support to VC in relation with certification in countries requiring a local representative (FDA 510K, MHW, SDA).

•	Obtaining the appropriate regulatory approvals for the “Innova IVUS” SW feature as defined in Section 2.1 b).

•	Loading the “Innova IVUS” SW feature onto the CardioVascular systems to be interfaced with the s5i/GE.

•	Providing support to VC in its negotiation with its key suppliers for the purpose of reducing costs and selling Prices to GEHC as well as improving suppliers lead-times and payment terms.

•	Validating the Service and Operator Manuals satisfactorily drafted by VC.

•	Collecting End-User and service feedbacks from the Pilot sites and communicating them to VC.

•	Defining and developing collaterals to promote the Products, including brochures, datasheets, trade shows.

•	Providing training to its own GEHC’ designated Sale, Service personnel subject to Article 10

•	Communicating to VC all field complaints related to the Products and allowing VC to have direct access to GEHC customers, personal or representatives for the sole purpose of solving such complaints.

•	Regularly providing VC with market feedbacks on Products specifications and performances for the purpose of improving the Products competitiveness.
ARTICLE 5 PILOTS
5.1	Subject to the term of this Agreement including Product Definition Section 2.1 and pursuant to the Purchase Orders for Pilots attached in Attachment J, GEHC is willing to purchase and take delivery from VC of a total quantity of 8 pilot “Products”, (collectively referenced herein as “Pilots”). The period starting from delivery of the first Pilot to the delivery of the last one is defined as the “Pilot Phase”.

It is agreed that certain features of the Products or certain components of the software package, including but not limited to Virtual Histology, may not be available at Pilot phase or at Product Introduction as further described in Section 2.2. The parties agree that Pilots that are sold prior to fully meeting the Product Definition per Section 2.1, will be upgraded by Volcano as soon as practicable, at no cost to GEHC or the end-user.

5.2	The purpose of GEHC installing the Pilots at End-Users sites will be to ensure that:
•	The Products meet or exceed End-User expectations,

•	The Products can be easily installed and serviced by GEHC,

•	The GEHC Service, GEHC On Line Centers personal are satisfactorily trained,

•	The Product Service documentation and Operator documents are available and of good quality.

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•	The processes between GEHC and VC are in place before entering in full production (Logistics — shipping, PQRs — CSOs — PSRs handling, spare parts ordering).
GEHC and VC will collect feedbacks from such Pilot sites, identify potential issues that occurred during the Pilot Phase, and agree on a corrective action plan. Once all risks are identified and reduced to a level acceptable to both Parties, and once all issues are fixed and processes stabilized, GEHC and VC will freeze the Product definition, update and agree in writing on the Purchase Specifications and on the final Factory Acceptance Test to be attached as Attachment B hereto and made an integral part of this Agreement. The Parties will then enter in full Production Phase as described in Article 6 below.
5.3	The VC selling price to GEHC for the 8 above-mentioned Pilots is subject the conditions of Article 7. All invoices will be settled according to the terms defined in Article 13. For these 8 pilots, VC should provide upgrades kits to Full Production level (as defined in section 2.1) at no cost to GEHC, GEHC covering the logistics and labor costs.

5.4	Subject to the final approval of milestones identified in Article 2.2(iii), these 8 Pilots should start with 4 external evaluation units as soon as possible to be delivered by VC not later than May 1, 2006. These 4 external evaluation Pilots shall be installed and supported jointly by VC and GEHC engineering group, until such Pilots have been updated to the level of production units. GEHC shall have, at its discretion, the ability to order any combination of s5i and s5i/GE Products for the Pilot Phase such that the total of units ordered does not exceed 8 units. VC agrees to upgrade any Pilot units, at GEHC’s discretion, to s5i/GE units at no cost to GEHC, with GEHC covering the logistics and labor costs.

In addition to the above-mentioned quantity, the number of Pilots may be extended by a mutually defined amount to seek broader customer feedback from varying market segments of interventional radiology and interventional cardiology. For such additional Pilots, VC shall provide upgrades kits to Full Production level (as defined in Section 2.1) at no cost to GEHC, GEHC covering the logistics and labor costs.

5.5	Notwithstanding anything to the contrary herein contained, GEHC will not be obliged to take Delivery of any Pilots or Products unless:
•	The Product is in full compliance with the Purchase Specification and passes the Factory Acceptance Test as defined in Section 2.2 (iii), and

•	For any Product to be sold in Europe, the Product is CE Marked approved, and

•	For any Product to be sold in the US, the Product is UL and FDA 510K approved, and

•	For any Product to be sold in China, the Product is CCC and, SDA approved, and

•	For any Product to be sold in Canada, the Product is CSA and CMDCAS approved, and

•	The Product is not under a recall as reported to a national authority.

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If during the Pilot Phase and subject to Section 2.1 c), VC has not obtained regulatory approvals or clearance for a Pilot in a given country, the Parties shall reallocate the destination of the Pilot to an other country.
ARTICLE 6. PRODUCTION PHASE OF THE PRODUCTS
6.1	The Parties agree that this Agreement will enter into the “Production Phase”, when GEHC estimates that sufficient feedbacks have been collected during the Pilot Phase, that the Product meets End User expectations, that all risks identified are retired, and that all issues are fixed and processes stabilized. GEHC and VC shall therefore agree in writing on an updated and fixed Purchase Specification and to a Factory Acceptance Test in order to reflect the required changes identified during the Pilot Phase. The Parties will work to finalize such Purchase Specification and Factory Acceptance Test at the latest 30 days after the Delivery of the last Pilot. Should the Parties fail to agree on the same by this date, GEHC will have the right to terminate this Agreement with a thirty days prior written notice, without any liability whatsoever. After agreement on the Purchase Specification and Factory Acceptance Test, such documents will be considered as Attachment B and an integral part of this Agreement and GEHC will then release forecasts and Purchase Orders to VC subject to the following provisions:

6.2.	Estimated volume. Subject to Section 6.3 below, GEHC’ anticipated volume at the signature date of this Agreement is estimated to be [CONFIDENTIAL] to [CONFIDENTIAL] Products during year 2006, and [CONFIDENTIAL] to [CONFIDENTIAL] units during year 2007. Despite the indicative nature of such estimate, VC represents and warrants herein that it has the capacity and expertise necessary to manufacture and deliver to GEHC the presently estimated volume of Products, and any increase up to 20 percent of such volume.

6.3.	Forecast. Notwithstanding anything to the contrary herein contained including Section 6.5, any forecast of GEHC’ requirements for Products shall not be binding in any way on GEHC. Any such forecast may be modified at any time by GEHC in its sole discretion.

6.4.	Commitment. During the production phase, GEHC’ commitment to purchase Products from VC shall be limited to firm Purchase Orders released by GEHC and accepted by VC pursuant to Article 8. Unless agreed otherwise in writing by the Parties, VC will not manufacture or assemble any Products, nor procure required materials except pursuant to accepted Purchase Orders or the provisions of Section 6.5. Unless agreed otherwise in writing by the Parties, GEHC shall not be responsible or in any way liable to VC or any third party with respect to any material commitments or production arrangements in excess of the amounts defined in Section 6.5.

6.5.	GEHC forecasts and orders to VC will consist of:
•	“Medium Term” forecasts, updated twice a year (Week 10 and Week 37) covering the second half of the current year and the first half of the following year

•	“Short Term” forecasts updated monthly and giving visibility of the current Quarter and the next Quarter.

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•	Individual Purchase Orders to be communicated by GEHC to VC at least two weeks prior to Delivery. GEHC shall use its best efforts to communicate the Individual Purchase Orders as soon as reasonably possible, to allow VC to better plan its production.
The Medium Term Forecast would allow VC to plan its own supply of components parts and its manufacturing schedule and capacity.
The Short Term Forecast shall allow VC to order long lead time components parts required to satisfy GEHC forecasted needs to be confirmed through Individual Purchase Orders. VC shall be able to satisfy any incremental GEHC demand not exceeding 20% of the forecasted volume.
VC shall be able to deliver in a timely manner any Purchase Orders released at least two weeks prior to Delivery and in accordance with GEHC’ Short Term forecasts. Unless agreed upon by VC, GEHC requested Deliveries per Individual Purchase Orders for a given week shall not exceed 200% of the average weekly production per the Short Term Forecast.
6.6.	Any failure by VC to deliver the Purchase Orders in accordance with the dates set forth in GEHC Purchase Orders and acknowledged by VC in accordance with Section 8.2, will subject VC to the provisions set forth in Section 15.3.
ARTICLE 7. PRICES AND IMAGE CO-REGlSTRATION SERVICES
7.1	Pricing. VC selling price to GEHC for the s5i and s5i/GE Products shall be Ex-works Rancho Cordova, CA, USA (the “Prices’’). Prices shall include all packaging, date of manufacture and bar code labeling which GEHC may request from time to time. In no event shall the Prices be increased by VC throughout the duration of this Agreement.

All prices referred to in this Agreement will be quoted in USD unless agreed otherwise in writing by the Parties.

Prices shall correspond to configurations of the s5i and s5i/GE allowing basic operation of the systems without the need for additional accessories. The Product shall consist of elements as defined in section 2.1. Selling prices for additional accessory parts (for more elaborate configurations) shall be agreed upon prior to Product Introduction.

Per the schedule below, the Prices shall be based on the actual volume of s5i and s5i/GE units (taken together) purchased by GEHC during a Calendar Year:

Number of Products	Price per unit
s5i and s5i/GE units taken together	s5i/GE or s5i
purchased by GEHC during a Calendar Year.

[CONFIDENTIAL] to [CONFIDENTIAL] units	$ [CONFIDENTIAL]

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[CONFIDENTIAL] to [CONFIDENTIAL] units	$ [CONFIDENTIAL]
[CONFIDENTIAL] units and more	$ [CONFIDENTIAL]
7.2	Mid Year and Year End Reconciliation. At the beginning of the Year, GEHC may decide to purchase the Products at a pre-discounted price (ie. $[CONFIDENTIAL] or $[CONFIDENTIAL] per unit).

At the end of the calendar year, and based on the actual volume of Products purchased by GEHC either a balance rebate will be issued by VC to GEHC or a refund will be issued by GEHC to VC.

In order to minimize the Year End balance amount due by one Party to the other Party, the Parties may decide to perform a Mid Year Reconciliation and adjust the prices for the remaining of the calendar year accordingly.

For the remaining of the calendar year following the Product Introduction, minimum quantities required for GEHC to be qualified for discounted Price shall be Prorata temporis to the remaining of the calendar year. For the avoidance of doubt, if Product Introduction occurs on April 30th, 2006, the price of $[CONFIDENTIAL] / unit should be effective if GEHC orders at least 2/3 of [CONFIDENTIAL] units = [CONFIDENTIAL] Product during the remaining of 2006, and the Price of $ [CONFIDENTIAL] / unit should be effective if GEHC orders at least 2/3 of [CONFIDENTIAL] units = [CONFIDENTIAL] Product during the remaining of 2006. External Evaluation units and Pilots ordered by GEHC, whether shipped before or after the Product Introduction shall be included in the overall GEHC volume.

7.3	Image Co-Registration Service.

The [CONFIDENTIAL] of the Innova Fluoro Images and the IVUS images will significantly increase the clinical value of the IVUS [CONFIDENTIAL] to the End User, thus could represent a higher value proposition for VC’s IVUS Catheters offering, driving usage and/or catheters pricing.

[CONFIDENTIAL] VC agrees to buy [CONFIDENTIAL] from GEHC as follows:

o	From the date of Products installation until the [CONFIDENTIAL] month anniversary of such Installation, VC shall purchase from GEHC [CONFIDENTIAL] for each [CONFIDENTIAL] s5i/GE or s5i units sold by GEHC (directly through GEHC or indirectly through GEHC agents, distributors and representatives)

o	Passing the [CONFIDENTIAL] month anniversary of a s5i/GE or s5i installation, GEHC agrees to provide [CONFIDENTIAL] to VC for [CONFIDENTIAL].

o	For the purpose of establishing the number of [CONFIDENTIAL] to be purchased by VC, VC shall be responsible for consolidating the number of [CONFIDENTIAL] by Country, Region and provide a quarterly reporting to GEHC. VC may also use the number of [CONFIDENTIAL].

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o	Quarterly, VC shall pay GEHC for the corresponding number of [CONFIDENTIAL].

o	In countries where VC founds it impractical to manually consolidate the [CONFIDENTIAL]. VC shall establish a report based on [CONFIDENTIAL] .

o	For the purpose of consolidating the [CONFIDENTIAL].

o	GEHC shall have the right to audit [CONFIDENTIAL]. For countries where such [CONFIDENTIAL] does not exist, GEHC shall have the audit rights over VC records relating to the calculation of the [CONFIDENTIAL].

o	Parties acknowledge that all of the s5i and s5i/GE systems contemplated in this agreement are to be completed as [CONFIDENTIAL]. Units placed on “[CONFIDENTIAL]” or “[CONFIDENTIAL]” shall not be allowed as part of this formal agreement. In situations where a customer insists on a [CONFIDENTIAL] agreement for the s5i/GE (not an s5i) configuration in a GE cath lab, VC and GEHC may mutually agree to offer a [CONFIDENTIAL] agreement (under a VC catalogue number, not a GEHC catalogue number). In this case, VC will have all responsibility for the sales process and system installation, warranty and start-up (which may be subcontracted to GE) and a fixed, on-time, unlimited [CONFIDENTIAL] would be paid to GEHC as follows: $[CONFIDENTIAL]. at time of installation and $ [CONFIDENTIAL] 12 months following installation (due on s5i/GE only). Note that since the s5i/GE would be delivered under a VC catalogue number, no [CONFIDENTIAL] would be due to GEHC on future [CONFIDENTIAL].
7.4	Software/Firmware. The Price of all Pilots and Products include a perpetual, paid- up, worldwide, irrevocable license for GEHC, GEHC Group, its End-Users, its customers, Representatives to use in the operation, maintenance and repair of the Products any related software/firmware which is furnished to GEHC, GEHC Group, its End-Users, Representatives or other users of GEHC products containing the Products.

7.5	Cost Reductions. During the Term of the Agreement, GEHC and VC shall undertake a program to achieve reductions in the cost of Products by utilizing cost-effective design, lower cost components, new technology, alternative sources, specification or features trade-off, productivity improvements and automation of the manufacturing process. To assist each other in this joint program, GEHC and VC shall determine the feasibility and potential savings from alternative actions, and shall share (as necessary) the required cost data, expertise in selecting materials, components, alternative sources and manufacturing processes for analysis. VC and GEHC shall use their commercially reasonable efforts in this joint cost reduction

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program to further reduce the Prices by at least [CONFIDENTIAL] a year without altering VC margin. Any saving resulting from any cost reduction program specifically enabled by virtue of GEHC’s purchasing power, buying agreements, partnerships with other common vendor, etc.. will result into a [CONFIDENTIAL] allocation of the savings to VC, and a [CONFIDENTIAL] allocation of the savings to GEHC in the form of a reduction of the Prices given in Section 7.1 . . Furthermore, any saving resulting from any cost reduction program identified and pursued by VC alone or by collaboration between VC and GEHC that also results in material changes affecting fit / function / form, Service, Reliability, Functionality of the Product which, in turn, force GEHC to dedicate resources to re-qualify the Product and/or its spare parts and/or re-train field service personnel will result into a [CONFIDENTIAL] allocation of the savings to VC, and a [CONFIDENTIAL] allocation of the savings to GEHC in the form of a reduction of the Prices given in Section 7.1. Such [CONFIDENTIAL] allocation to GEHC is intended as consideration / reimbursement for required dedication of resources to adapt to product changes. For the avoidance of doubt, any cost reduction which is pursued by VC alone or together with GEHC that does not affect fit / function / form, Service, Reliability, Functionality and does not require re-qualification of the Product or changes in spare parts or field service training by GEHC would result in [CONFIDENTIAL] of the cost savings being allocated to VC.
ARTICLE 8. PURCHASE ORDER RELEASES
8.1.	Contents. A purchase order released by GEHC for Products or spare parts (“Purchase Orders”) may consist of a hard copy in the form set forth in Attachment F, an electronic message or other written communication from GEHC to VC, which complies with the requirements of this Agreement. Purchase Orders released by GEHC are subject to the terms and conditions of this Agreement and are considered an integrate part thereof, and shall identify the delivery date or dates and the quantities to be released for Delivery within the lead times specified in Article 6 or in Attachment D. REGARDLESS OF FORM, EVERY PURCHASE ORDER IS DEEMED TO INCLUDE GEHC’ STANDARD TERMS AND CONDITIONS OF PURCHASE SET FORTH IN ATTACHMENT F.

Notwithstanding anything else to the contrary in this Agreement, if a Purchase Order released by GEHC already contains or refers to Standard Terms and Conditions of Purchase, such Standard Terms and Conditions of Purchase shall prevail over Attachment F.

8.2.	Acceptance. Within 2 business days from receipt of a Purchase Order, VC shall acknowledge receipt of such Order by ensuring it has the necessary stock of component parts for its own production, and confirming by any mean defined by GEHC, the delivery date and quantity for the ordered items. VC may not reject any Purchase Order of GEHC unless, in accepting a Purchase Order, VC would violate any law or regulatory body

8.3.	Changes.

Subject to Article 6, GEHC may change the quantities, configurations, and delivery dates on individual Purchase Orders for Products without penalty as long as GEHC notifies VC of the changes at least two weeks prior to Delivery.

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VC shall agree upon any GEHC request for change in quantities, configurations, and delivery dates on individual Purchase Orders for Products occurring less than two weeks prior to Delivery.
GEHC may change the quantities and delivery dates on Purchase Orders for Spare part without penalty as long as GEHC notifies VC of the changes not later than the leadtimes specified in Attachment D.
ARTICLE 9. DOCUMENTATION
9.1.	Customer Copies. Unless agreed otherwise in writing by GEHC, each Product delivered by VC shall include a Pre-installation Manuel in English, a set of Operator Manuals in English, French, German, Spanish and any additional language as defined in Article 4, a set of Service Manuals in English, containing all applicable drawings, schematics, software license(s), software documentation, spare part lists, theory of operation, service troubleshooting diagnostics, and instructions necessary for the installation, operation, maintenance and repair of the Product. The documentation shall be in a format acceptable to GEHC.

9.2.	GEHC Master Copy. VC shall provide to GEHC at no additional charge a complete set of reproducible master copies of all documentation listed above, which GEHC may reproduce without charge. If any change in the Product requires a change in the documentation, VC shall promptly notify GEHC of the change and provide a revised reproducible master copy without charge.
ARTICLE 10. TRAINING
10.1	VC shall provide any necessary personnel and equipment to train GEHC’ employees, Representatives with respect to the installation, operation, maintenance and repair of the Products. Such training shall be at VC’s facility and be provided at no cost to GEHC, for a maximum of 10 persons at a time and for maximum of 6 sessions a year.

10.2	VC shall not pay for travel and living expenses incurred by GEHC employees, and those of its Representatives. If VC provides training at GEHC’ designated location (other than VC’s facility), GEHC shall reimburse VC for the reasonable travel and living expenses incurred by VC’s personnel to conduct such training at such location; provided, however, that such reimbursement shall be limited to the amount estimated by VC, and approved by GEHC in advance.
ARTICLE 11. SPARE PARTS, SERVICE CAPABILITY AND SUPPORT
11.1.	Testing. VC shall test all repaired Products and spare parts using the highest quality test plan or procedure used by VC to test products similar to the Products.

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11.2.	Duration. For 10 (ten) years after the last manufacturing date of the Product, VC shall maintain the capability of repairing Products (including the know-how to repair spare parts and qualified employees) and/or of furnishing replacement products, and of furnishing all spare parts, service tools, documentation and instruments necessary to effectively service the Product(s). As rapid technology evolution may make maintaining 10 years of spare parts impossible, VC agrees to supply either complete sub-assemblies or new units that are functionally equivalent, where appropriate.

11.3.	If a spare part becomes obsolete impeding VC from supplying such spare part to GEHC for the remaining of the 10 years period as defined in Section 11.2, VC is committed, in the order of priority to (i) inform GEHC by written notice with acknowledgement of receipt the obsolescence of such Spare part which shall not be earlier than 6 months from such notice, (ii) propose to GEHC a replacing product fully compatible (regarding fit, form and function) with the Spare part concerned (iii) propose to GEHC the name of another supplier having the ability and the desire to manufacture the Spare part concerned if possible, or (iv) propose to GEHC a last buy which conditions (price, delivery date, etc.) will have to be agreed by both Parties, and (v) to promptly transfer to GEHC all instruments, tools and documentation necessary to service such spare part(s).

11.4.	Emergency: In case of emergency (e.g.. if GEHC does not have any more spare parts available), VC shall make it commercially reasonable efforts to deliver any Spare part for the Product within 24 hours of GEHC’ request and send it to the location designated by GEHC.

11.5.	Spare parts Pricing. Spare parts list, corresponding pricing, lead-time and reparability should be agreed upon between GEHC and VC prior to entering in the Full Production Phase. Such list and pricing shall be listed in Attachment D. Prices for spare parts should be defined in such a way that the total Prices of all spare parts necessary to build one Product should not exceed USD [CONFIDENTIAL].

11.6.	VC shall repair any spare part returned by GEHC within one (1) week from reception date.

11.7.	Field related complaints. Throughout the duration of this Agreement and for ten years following the last manufacturing date of the Product, VC shall perform the second level of support to GEHC and handle field related complaints (recurrent technical issues, technical related Customer complaints, product safety issues) related to the Products. This activity will consist into analyzing, developing and implementing technical fixes and closing field complaints related to the Product as communicated by GEHC to VC:
•	PQRs: Significant Quality or technical issues:
o VC shall complete the assessment within 5 Days from notification

o VC shall do its commercially reasonable effort to implement a fix within 30 Days from notification
•	CSOs: Customer Satisfaction Issue
o VC shall complete the assessment within 5 Days from notification

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o VC shall do its commercially reasonable effort to implement a fix within 30 Days from notification
•	PSRs: Safety issues
o shall complete the assessment within 2 Days from notification

o VC shall do its commercially reasonable effort to implement a fix within 30 Days from notification
Detailed processes between GEHC and VC related to field related complaints should be implemented prior to the Full Production Phase.
GEHC shall manage the relationship with its End Users, and shall implement the fixes proposed by VC. Nevertheless, if required and deemed necessary by the Parties, VC shall dispatch its personnel at a GEHC End User site for the purpose of diagnosing and fixing a specially severe or difficult issue that cannot be solved by GEHC using reasonable means.
ARTICLE 12. OTHER COMMERCIAL TERMS
Products shall be delivered Ex-works Rancho Cordova, CA, USA, including packaging for air/road transportation and labeling according to GEHC requirements.
Provisions concerning transfer of title and other commercial terms which are not specifically stipulated in the articles of this Agreement are contained in GEHC’ Standard Terms and Conditions of Purchase set forth in Attachment F.
GEHC shall cover the cost of shipment from GEHC warehouse, installation, warranty, commission for GEHC Sales team and other distribution costs. Subject to the terms of Article 4, VC shall provide Product Specialist and sales tools support to GEHC transactions. GEHC shall have access to the content of VC sales tools, but VC shall not be obligated to provide GEHC with printed materials.
GEHC shall feature the s5i/GE in its booth and advertise as appropriate at agreed upon symposia and tradeshows. VC shall be able to feature s5i and the s5i/GE in their exhibitions and symposia as well.
Systems sold by GEHC shall retain the Volcano name. GEHC and VC will agree upon a trademarked name for the s5i/GE. The SW feature to be loaded by GEHC onto the GEHC “Innova Central” Touchscreen” will be branded by GEHC as “Innova IVUS”.
VC shall be responsible for ongoing disposable and software upgrade transactions and logistics per normal business practices (VC will bare the cost of and receive the revenue for any and all disposables and software and hardware upgrades once a unit is placed by GEHC).
ARTICLE 13. INVOICES-PAYMENT

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13.1	Content of Invoice. VC’s invoices shall contain the Purchase Order release number, item number on such release, gehc part number, invoice quantity, unit of measure, unit price, total invoice amount, (excluding VAT), VAT amount, total invoice amount (including VAT), VAT registration number, name of VC, phone number, address to which remittance should be sent, and such other information as may be required by GEHC.

13.2	Payment by GEHC.

Subject to Article 5 and 6, during the Production Phase, GEHC shall settle the invoice within [CONFIDENTIAL] days from invoice date after receiving both the orders items and an invoice prepared in accordance with the terms of this Agreement.

13.3	Payment by VC of GEHC’s Image Co-Registration Services.

Subject to Section 7.3, VC shall settle the payment of Image Co-Registration Services due to GEHC within [CONFIDENTIAL] days following close of Quarter. Payments shall be made to:
General Electric Company
GE Healthcare Technology
Interventional Cardiology and Surgery Business
3000 N Grandview Blvd
Waukesha 53188
Wisconsin, USA
ARTICLE 14. WARRANTY-REPAIR
14.1.	Terms. VC warrants that the Products to be delivered under the Agreement will be free from defects in material, manufacturing workmanship, and title. Product warranties and all remedies for warranty failures are granted for a period of eighteen (18) months from Product delivery date or twelve (12) months from Product installation date, Which ever occurs the first. Any goods or parts furnished to GEHC during the warranty period of a Product to correct a warranty failure in the said Product shall be warranted for an additional eighteen (18) month period from parts delivery or three (3) months from part installation date, which ever occurs the first.

14.2	Return of Non-conforming or Defective part of a Product.

GEHC may return any non-conforming or defective part of a Product under warranty to VC with VC prior authorization. In such case, any such part of a Product shall be returned to VC’s facility or authorized service center, with all transportation charges paid by VC and the risk of loss passing to VC when the part of the Product is delivered to the carrier of VC’ choice. If GEHC elect to return any non-conforming or defective part of a Product under warranty to VC without VC prior authorization, transportation charges shall be paid by GEHC and the risk of loss passing to VC when the part of the Product is delivered to VC.

14.3.	Repairs / Replacement / Credit. If any Product or part thereof is found to be defective or non-conforming during the warranty period (Defective Part), VC shall within five (5) working days from the date of reception of the Defective Part in its premises unless a longer period is mutually agreed upon, repair or replace the Defective Part. The list of repairable Parts shall be agreed upon between the Parties.

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The Parts that will be defined as VC only shall not repair returnable for GEHC. To the extent that a Defective Part of a Product under warranty is not promptly repaired or replaced by VC within five (5) working days from receipt of the part by VC, VC shall promptly refund or credit GEHC with a payment corresponding to the selling Price of the part to GEHC and GEHC may elect to take such credit on any open invoices of VC.
14.4	Trouble Shooting Report. For any claim under warranty and for all repairable parts (as defined in Attachment D), GEHC shall attach a troubleshooting report detailing the findings, Product history (Serial number and installation date of the Product, Serial Number of the Defective Part) and all information required to define if the warranty was still applicable when the failure occurred. As part of the program, a troubleshooting report template will be developed and agreed upon by GEHC and VC. It shall include the proper warranty conditions allowing GEHC Field Engineer to only return spare parts under warranty. A blank template of this troubleshooting report shall be included with all returnable (all parts with a unit price higher than $500) or repairable spare parts as defined in Attachment D supplied by VC to GEHC. Spare Parts shall be labeled with the appropriate level of information (Manufacturing date or Serial Number) to allow GEHC or VC to establish if a defective part is still under warranty.

14.5	Emergency: In case of emergency and upon GEHC notification, VC shall be able to ship at GEHC designated location, a replacement for a non-conforming or Defective Part of a Product under warranty. If the corresponding non-conforming or Defective Part has not been returned by GEHC to VC within thirty (30) days from GEHC’ notification, VC shall be allowed to invoice GEHC for the Price of such part.

14.6	All repaired of replaced spare parts to be sent to GEHC, should be processed in accordance with Attachment H.
ARTICLE 15. PERFORMANCE MEASUREMENTS
15.1.	Product Quality. VC is committed to quality in the performance of this Agreement, and acknowledges that the delivery of quality Products is of the essence to this Agreement. All Products and spare parts shall be manufactured in accordance with the following principles:

The quality goal for all Products at the time of installation at an End-User location is zero “Failure On Installation” Product (“FOl”). A FOI Product is a Product that fails (does not meet the Purchase Specifications) within one week of turn over of the Product to an End-User.

The quality goal for all spare parts at the time of a service intervention at an End-User location is zero “Failure On Arrival” Spare part (“FOA”). A FOA Spare part is a Spare part that fails within one week from service intervention.

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For any FOA or FOI, VC shall promptly submit to GEHC a written corrective action plan which at a minimum contains an analysis of the first root cause(s) and specific actions taken or planned to correct the problem.
If over a six (6) months rolling period, three (3) or more FOI or FOA are attributable to the same part or technical root cause, at its option, GEHC may ask VC to stop all shipments to GEHC (“Stop Shipment”) for all the spare parts or Products potentially impacted by such defect until a corrective action plan has been implemented.
In such case, GEHC may, at its sole discretion, without incurring any liability or cancellation fee, partially or totally cancel its orders for such parts or Products previously forecasted per Section 6.5 for delivery between the beginning of the Stop Shipment up to the full implementation of the corrective action plan.
15.2	Product Reliability. The Mean Time Between Failure (Herein referred to as “MTBF”) for the Products shall not be less than [CONFIDENTIAL] for the System, a failure being defined as a Malfunction of the software or hardware which totally prevents the use of the system for its fundamental clinical usage and when such malfunction cannot be recovered unless making the parts replacement / software upgrade by the authorized service engineers. Failures caused by normal wear and tear and user-induced damage will not be subject to this measurement. If the Reliability of the Products is lower than the above minimum targets, VC shall promptly submit to GEHC a written corrective action plan, which at a minimum contains an analysis of the root cause(s) and specific actions taken or planned to correct the reliability weakness, including but not limited to the development of an FMI as defined in Section 4.1.

15.3	Late Deliveries. VC acknowledges that timely delivery of conforming Products is of the essence of this Agreement. VC shall notify GEHC immediately if VC ever has reason to believe that any Product will not be delivered as ordered, or a shipment will not be made as scheduled. In connection with this notification:

The delivery goal for all Products is 100% on-time delivery. This rate shall be calculated periodically by GEHC as the number of on-time deliveries Ex-Works VC Facility or within five days prior to the scheduled delivery date during a rolling three month period divided by the total number of deliveries during the same period. If on-time delivery falls below 95%, VC shall consult with GEHC and promptly develop a corrective action plan satisfactory to GEHC in its reasonable discretion.

Notwithstanding anything to the contrary herein, If VC on-time delivery falls below 80%, GEHC may, without incurring any liability or cancellation fee, partially or totally cancel its orders for the Products late for Delivery by more than 5 days from the originally scheduled delivery date, unless the delay is due to GEHC’ breach of this Agreement or Force Majeure.
ARTICLE 16. REGULATORY AND COMPLIANCE

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16.1.	General. VC shall comply with the GE’s Integrity Policies, a copy of which is attached as Attachment E, and all applicable laws and regulations in the manufacturing and delivery of the Products or in otherwise performing any of its obligations under or in connection with this Agreement or any other agreements. Such laws may include, but not limited to, United States, Danish, French and foreign medical device laws, regulations and directives, labor laws, environmental laws, Customs Trade Partnership Against Terrorism (CTPAT) regulation and product safety laws. VC further represents and warrants that: (i) VC and its suppliers will not use child, forced of prison labor in connection with the manufacture and supply of Products; (ii) VC and Its employees will not offer gifts, bribes, kickbacks, free travel or other cash or non-cash incentives to GEHC’ employees. VC will provide GEHC all information necessary to enable GEHC to comply with the laws and regulations applicable to GEHC’ use of Products.

16.2.	VC will at its own expense, apply for and obtain all regulatory approvals from the FDA and all other governmental and regulatory approvals, to the extent required to market, sell and distribute the Products, and comply with the most current governmental and other regulatory standards with respect to the Products as may be supplemented or revised from time to time. VC will be responsible for coordinating the efforts and taking the lead with respect to such approvals. To the extent permitted by law, all regulatory approvals obtained by VC and GEHC related to the Products shall be made in VC’s name and, jointly in GEHC’ and VC’ name, where necessary for GEHC to be able to promote, distribute and support the Products

16.3.	Product Certification. VC shall manufacture the Products in strict compliance with all applicable listings such as CE, UL, IEC, CSA and FDA/Quality Safety Regulatory (for medical devices), SFDA, CCC or equivalent listing and maintain the same at its expense. Unless otherwise agreed to in writing, if a Party proposes a change in purchase specifications pursuant to Article 17, such Party shall be responsible for any additional product certification costs that may be necessary. Upon GEHC’ request, VC shall provide GEHC with a copy of all regulatory certification reports. VC shall also comply, at its own costs, with international quality standards such as ISO 9001:2000 and ISO 13485. VC shall maintain all above mentioned files and listing according to specifications in a continuous way and communicate same, upon request to GEHC, for the period required by applicable laws so as to enable GEHC never to be in breach of such laws pursuant to which the applicable authorities may require during the lifetime of the Products evidence of such Products certification and listings.

16.4.	Medical Device Reporting. Pursuant to the FDA’s and other European and foreign applicable Medical Device Reporting regulations, if either Party is required to report to the FDA or European notified bodies information that reasonably suggests that a Product may have caused or contributed to the death or serious injury or has malfunctioned and that the device would be likely to cause or contribute to a death or serious injury if the malfunction were to recur then each of VC and GEHC agree to supply to the other any such information promptly after becoming aware of it so that each of VC and GEHC can comply with governmental reporting requirements. Each Party will use commercially reasonable efforts to comply with all applicable

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governmental reporting. Subject to Section 4.1, in the event that VC is required by any regulatory agency to recall a Product, or if VC or a regulatory authority initiates a Product recall, GEHC will cooperate with and assist VC in locating, and retrieving if necessary, the recalled Products from GEHC’ End Users. All recalls of the Products arising from manufacture defects will be at VC’s cost and expense.
16.5.	Customs Compliance. VC agrees to provide GEHC with all necessary information and assistance to complete the Product’s Data Records («PDR») and all other customs documentation required by law. This information shall include, without being limited to, the Product, spare parts or Option descriptions and characteristics, part number, dimensions, weight, dangerous goods information, country of origin, name of Original Equipment Manufacturer («OEM»)
ARTICLE 17. CHANGES IN PURCHASE SPECIFICATIONS
17.1.	GEHC-Proposed Changes. GEHC may propose changes to the Purchase Specifications or to the Product or part thereof by submitting the proposed changes (identifying those changes which it deems mandatory to make the Product suitable for use) to the Agreement Manager of VC, utilizing the Product Change Notice (PCN). VC shall respond in writing to the agreement manager of GEHC within ten (10) days after receipt of such changes with the following information, as applicable: (i) lead time required to implement proposed changes; (ii) impact of proposed changes on pricing of Product, including parts and tools; (iii) impact of proposed changes on scrap material and work in process; and (iv) non-recurring engineering charges to implement proposed changes. Within no more than ten (10) days after GEHC receives VC’s response to GEHC’ proposed changes, the Parties shall begin negotiations with respect to the above changes and any related changes to the price and delivery schedules. If the Parties fail to negotiate appropriate changes to the Agreement, the terms in effect prior to the commencement of the negotiations shall remain in full force and effect.

17.2	VC-Proposed Changes. VC may not make any changes to the Product affecting form, fit, function, reliability, serviceability performance, functional interchangeability, options or spare parts interchangeability or interface capability without obtaining GEHC’ prior written approval by submitting a change notice, at least ninety (90) days before the change Is implemented. If VC makes any such change to a Product without GEHC’ written approval, VC shall be responsible for the costs incurred by GEHC in order to fix such issue. When GEHC realize that it will have to incur some major costs or expenses due to some VC unproved changes, GEHC shall not engage major costs and expenses without immediately notifying VC, and the Parties shall define the best course of action to repair or replace the affected products or part thereof at GEHC’ facility or GEHC’ End-User site regardless of whether the Product is in or out of warranty. VC shall then be responsible for the corresponding direct costs, expenses or damages, labor and material costs to be further incurred by GEHC (excluding indirect damages or lost of revenues) in order to repair the affected Products.

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ARTICLE 18. ELECTRONIC DATA INTERCHANGE
18.1.	Access. GEHC, in its sole discretion, may permit VC to have on-line access to designated computer systems of GEHC in order to facilitate VC’s ability to perform its obligations under this Agreement. If such access is granted, VC shall give to GEHC the names of VC’s employees who have a legitimate business need for such access to GEHC’ computer systems, and GEHC shall provide a separate user identification code for each person. VC, at its own expense, shall provide and maintain any hardware, telecommunications services and software not furnished by GEHC, which are needed to communicate reliably with GEHC’ computer systems. GEHC, in its sole discretion, may terminate VC’s access to GEHC, computer network at any time.

18.2.	Use Restrictions. VC shall ensure that: (i) computer access is limited to those employees with a legitimate business need whose names have been furnished to GEHC; and (ii) such employees with access agree to keep any information so obtained strictly confidential, to use such information only to perform VC’s contract obligations to GEHC and to cease accessing GEHC’ computer systems when no longer required to perform work under this Agreement. VC shall promptly notify GEHC if it becomes aware of any unauthorized access to GEHC’ computer systems or unauthorized use of the information on the systems.

18.3.	Legal Effect. Any document properly transmitted by computer access shall be considered a writing delivered in connection with this Agreement. Electronic documents shall be considered signed by a Party if they contain an agreed upon electronic identification symbol or code. Electronic documents shall be deemed received by a party when accessible by the recipient on the computer system. Electronic documents that can possibly lead to one Party’s material breach of this Agreement, shall be acknowledged by the receiving Party.
ARTICLE 19 — LIABILITY — INSURANCE
Notwithstanding anything to the contrary herein contained,GEHC shall have no obligation at anytime to purchase or distribute any Product, and GEHC shall have no indemnification obligations to VC.
VC agrees to indemnify, defend, and hold GEHC and its directors, officers, employees, Representatives, agents, third parties and End-Users harmless from and against any and all claims (including those for personal injury or death), losses, damages, obligations, liabilities and costs (including attorney’s and other professional fees and other costs of litigation) arising out of or attributable to: (a) the operation of the Products, including without limitation, any liabilities attributable to a design defect, malfunction or other failure of the Products to perform but only to the extent that any such liability is not attributed to improper use of the Products by GEHC or End-Users contrary to VC’s written instructions; (b) the gross negligence willful misconduct of VC in connection with this Agreement; or (c) any breach of this Agreement by VC.

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Indemnification Procedures. In the event that any person intends to claim indemnification pursuant to the paragraph above (an “Indemnitee”) it shall promptly notify VC in writing of such alleged liability, provided that the failure to promptly notify VC shall not relieve VC of any obligation under this Agreement except to the extent such failure to provide prompt notice adversely impairs VC’s ability to defend against the claim, suit or proceeding. VC shall have the sole right to control the defense and settlement thereof, provided, that: (a) VC may not consent to imposition of any obligation or restriction on the Indemnitee in any settlement unless mutually agreed among VC and GEHC; (b) VC shall keep Indemnitee fully informed and permit the Indemnitee to participate (at Indemnitee’s expense) as the Indemnitee may reasonably request; and (c) Indemnitee may, without affecting its right to indemnity hereunder, defend and settle any such claim, suit or proceeding if VC declines to defend against such claim, suit or proceeding, Files for Bankruptcy. The Indemnitees shall cooperate with VC and its legal representatives in the investigation of any action, claim or liability covered by this Article 19. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of VC, which VC shall not be required to give, provided that the Indemnitee may, without affecting its right to indemnity hereunder, defend and settle any such claim, suit or proceeding if VC declines to take responsibility, Files far Bankruptcy.
Further Limitation. Notwithstanding any other provision of this Agreement, each Party hereby waives any and all claims towards the other Party for indirect, incidental or consequential damages, and to any sums on account of loss of goodwill, income of profit or other special damages, even if the other Party has been advised of the possibility of such damages and losses.
Insurance for VC. VC represents, warrants and covenants that, as of the date hereof and as of the date of signature of this Agreement, VC has and will have insurance policies with a reputable insurance policy not disapproved by GEHC, but which name should be communicated by VC to GEHC in writing not later than 10 days after the signature of this Agreement. In addition, VC agrees: (i) to maintain the Insurance policy with coverage levels of at least USD 2,000,000 per occurrence. At GEHC’ reasonable request, VC will deliver to GEHC a certificate of insurance.
ARTICLE 20 — OWNERSHIP OF INTELLECTUAL PROPERTY
20.1	Ownership of Pre-Existing VC Intellectual Property. Subject to the license and ownership rights set forth in this Agreement, sole and exclusive right title and interest to current VC products, all Patents and all other intellectual property rights associated with the current VC products, including any copyrights or trade secrets, shall remain with VC (“Pre-existing VC Intellectual Property”).

20.2	Ownership of GEHC Intellectual Property. Sole and exclusive right, title and interest to all GEHC products and any intellectual property contained therein or related thereto, including any patents, copyrights or trade secrets, shall remain with GEHC (“Pre-existing GEHC Intellectual Property”).

20.3	Ownership of Inventions and Improvements

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(i)	VC Inventions. VC shall have and retain sole and exclusive, right, title and interest to all inventions, improvements, discoveries and know-how which, during the term of this Agreement, are solely made by, or solely at the expense of, VC during the term of this Agreement are solely made by, or solely at the expense of VC, its employees, sublicensees, contractors or agents acting under authority from VC (“VC Inventions”, together with all intellectual property rights associated therewith and together with the Pre-existing VC Intellectual Property, the “VC Intellectual Property”).

(ii)	GEHC Inventions. GEHC shall have and retain sole and exclusive right, title and interest to all products, inventions, improvements, adaptations, enhancements, interfaces, documentation, discoveries and know-how which, during the term of this Agreement, are solely made by, or solely at the expense of, GEHC, its employees, sublicensees, contractors or agents acting under authority from GEHC (“GEHC Inventions”, together with all intellectual property rights associated therewith and together with the Pre-existing GEHC Intellectual Property, the “GEHC Intellectual Property”).

(iii)	Joint Inventions. In the event that VC and GEHC desire to engage in the joint development of a new product / feature (“Joint Inventions”), VC and GEHC shall negotiate in good faith to agree upon the terms under which the parties will jointly develop such Joint Invention. Including, without limitation the allocation of development expenses and responsibilities, maintenance and support responsibilities, joint ownership of intellectual property rights, with both parties having unrestricted royalty-free rights to use the technology. There shall be reciprocal indemnity for intellectual property contributed by the other party plus maximum cap on intellectual property liability commensurate with each party’s potential upside benefit. The parties shall use their reasonable efforts to agree upon reasonable terms governing the treatment of Joint Inventions within thirty (30) days of electing to create Joint Inventions.

(iv)	Subject to Section 20.3.(i) and 20.3 (ii), and unless agreed otherwise during the Term of this Agreement, VC and GEHC shall have joint rights over jointly developed improvements and enhancements to the Product.
ARTICLE 21—LICENSE
21.1	All Necessary License Rights. Subject to the provisions of this Agreement, including Section 21.2 herein, VC hereby grants to GEHC all license rights to any of the VC Intellectual Property necessary to allow GEHC to perform its obligations and exercise its rights under this Agreement, including but not limited to those set forth in Article 2 above. The Term of each license granted under this Section 21.1 shall be concurrent with the Term, but shall survive indefinitely and irrevocably with respect to Products marketed, distributed and sold prior to termination of this Agreement or as provided under Section 22.4.
21.2 License Grant and Effectiveness
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(i)	Subject to Section 21.2 (ii) below, VC hereby grants to GEHC a non-exclusive, fully-paid royalty free, perpetual license (with right to sublicense, the “License”) to VC Intellectual property, to use, execute, reproduce, display, perform, distribute, modify, create derivative works of, make, have made, market, offer for sale, sell, import and sub-license the Products land parts thereof) incorporating, or covered; by, VC Intellectual Property.

(ii)	The License shall only become effective in the event that (i) if VC ceases operations or Files for Bankruptcy without appointing a successor reasonably acceptable to GEHC, or (ii) if VC materially and repeatedly breaches its maintenance and support obligations under Article 11 thus preventing GEHC to service existing installations of the Products. In addition, the parties agree that if this Agreement is terminated or rejected by a party in bankruptcy, then all rights and licenses granted under or pursuant to this Agreement shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under U.S. Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any technology, software, patents or patent applications in any country of a Party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

(iii)	Technical Information. Upon the occurrence of any of the events in Section 21.2 (ii) above, the License shall automatically become effective without the requirement of any action by either party, and VC shall promptly make available to GEHC, at no cost to GEHC, access to all source code and spare parts suppliers necessary to service all Product(s) or spare parts delivered during the Term of this Agreement. GEHC shall thereafter have full right to use such information for the sole purpose of repairing or replacing spare parts and supporting the installed Product base without any claim on VC’s part for additional compensation for such use. However, GEHC shall be responsible for the cost of the repair or replacement of spare parts by third party spare parts suppliers.
21.3	No licenses are granted, by implication, estoppel or otherwise, under any intellectual property right of GEHC under this Agreement
ARTICLE 22 — INTELLECTUAL PROPERTY RlGHTS INDEMNITY
22.1	VC hereby covenants that it will not knowingly include in any of the Products and any parts or sub-assemblies thereof or End User documentation anything that, nor will VC knowingly enter into a situation where the sale or distribution by GEHC of any of the Products or End User documentation as approved by VC, or the use of such products or documentation by GEHC’ End Users, infringes, or includes any product or parts or sub-assemblies thereof that infringes, any third party’s patent,
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trademark, trade secret copyright or other intellectual property right. As of the date of this Agreement, VC has received no notice of infringement from any source. The issued Patents are valid and enforceable. The Patents, together with additional technical information to be acquired or developed by VC or provided by VC to GEHC, represent all intellectual property rights of VC, or non-infringing intellectual property of its suppliers, necessary for GEHC to perform its obligations and enjoy its rights under this Agreement.
22.2	VC warrants that the Product shall be delivered free of any claim of third parties for infringement of any intellectual property rights patent or copyright. VC, at its own expense, shall defend, indemnify and hold harmless GEHC and its directors, officers, employees, agents, successors and assigns, and defend any action brought against same with respect to any claim, demand, debt, liability, damage, cost, loss or expense, including attorneys’ fees and expenses, based on a claim that the development, promotion, manufacture, use, sale or other disposition of, or servicing of the Product furnished under this Agreement, by VC, infringes or violates any patent, copyright, trade secret, license, or other proprietary right of any third party. VC shall control such defense and all negotiations relative to the settlement of any such claim; provided, however, that VC shall not enter into any settlement or compromise that adversely affects any rights of or imposes any obligation or liability on GEHC without the prior consent of GEHC. Upon VC’s request and at VC’s expense, GEHC will provide VC with the assistance, information, and authority reasonably necessary to perform the above defense, and VC shall reimburse GEHC for reasonable out-of-pocket and legal expenses incurred in providing such assistance. GEHC shall promptly provide VC with written notice of any claim which GEHC believes fails within the scope of this Article; provided, however, that failure by GEHC to provide such notice shall not affect VC’s obligations under this Article to the extent that VC is not materially prejudiced thereby.
22.3.	At any time after VC becomes aware of any such claim but prior to any injunction or final resolution of such claim, GE may request VC use commercially reasonable efforts to procure for GEHC the right to continue to use the Product, and any portion thereof.
22.4.	In the event that the Product, or any portion thereof, is held to constitute an infringement and its use is enjoined, VC shall have the obligation to, at its option and at its own expense: (i) modify the infringing Product without impairing in any respect the functionality or performance, so that it is non-infringing; (ii) procure for GEHC the right to continue to use the infringing Product; or (iii) replace the Product with an equally suitable, non-infringing replacement subject to GEHC reasonable acceptance testing. If none of the foregoing alternatives are available to VC, GEHC shall receive, in addition to its rights and remedies available to it under this Agreement and pursuant to law, a repayment of all monies paid to VC pursuant to this Agreement, plus any costs incurred by GEHC in the removal of such Product and installation of alternative products, and VC shall accept return of the Products at its expense, once GEHC has arranged for the continuation of the functions performed thereby.
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ARTICLE 23. TERM AND TERMINATION
23.1	Term. The term of this Agreement is from the date first written above, until December, 31 2009, (the “Initial Term”). An Extension Term may be executed if there is mutual agreement with the Parties.
23.2	Termination of Purchase Orders. GEHC may terminate any Purchase Order in whole or in part at any time upon written notice to VC pursuant to the provisions of Attachment F. GEHC’ maximum liability with respect to the terminated Purchase Order shall correspond to the material commitments pursuant to Article 6
23.3 Termination of Purchase Agreement.
(i)	If there is a material breach of any term of this Agreement by VC and VC fails to correct such breach within ninety (90) days after receiving written notice of such breach from GEHC, GEHC may terminate this Agreement and all unfilled Purchase Orders without any liability except for the payment of any Products previously ordered by and delivered to GEHC (subject to any set-off/compensation/credit available to GEHC).

(ii)	GEHC may also terminate this Agreement immediately by giving written notice to VC if VC foils to meet its financial obligations as they become due, or Files for Bankruptcy or if VC is unable to supply the Products because of a decision to exit the business. Any such termination shall not relieve VC of its obligations and GEHC shall retain all legal and equitable remedies after such termination. A material breach by VC shall include, without limitation, the failure by VC to comply with any Attachment and with applicable product quality and delivery obligations.

(iii)	In the event that GEHC fails to purchase and install at least [CONFIDENTIAL] s5i and s5i/GE systems (taken together) for any 12-month period (rolling) from the first production shipment of the s5i/GE to GEHC (for reasons not related to pattern of repeated channel conflict issues between the Parties which materially impact GEHC’s ability to meet these criteria, where in such case the Parties shall seek resolution) both VC and GEHC shall have the option to unilaterally terminate this Agreement (with 30 days notice and cure period). In the event of such termination:
•	All distribution rights shall terminate (for s5i and s5i/GE)

•	Certain terms of the agreement will survive per Section 23.6

•	VC shall fulfill GEHC’s order backlog and all End User orders resulting from quotes issued by GEHC prior to the Termination of the Agreement.

•	Accrued and future Image Co-Registration Services per Section 7.3 due to GEHC for systems installed prior to termination date shall remain as per this Agreement.
23.4	Fulfillment of Orders upon Termination. Upon termination of this Agreement by GEHC or VC, GEHC will have the right, at its sole option, to require VC to satisfy VC’s obligations under all outstanding Purchase Orders that have been accepted by VC prior to the effective date of termination, as well as fulfill GEHC End User orders
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resulting from quotes issued by GEHC prior to the termination of the Agreement. After the termination of this Agreement, to the extent that GEHC has, possession of units of the Products that it has not distributed or sold to third parties, GEHC will have the right to market, distribute, and sell such Products in the Territory pursuant to the terms hereof on a non-exclusive basis. Notwithstanding anything herein to the contrary, in the event that GEHC is under obligation by statute to distribute or sell Products in the Territory to any End User or in any country after expiration or termination of this Agreement, then the parties shall try to agree upon the terms applicable to such situation, and if not agreed promptly, the delivery, payment, support and other applicable terms and conditions of this Agreement will remain in effect as to such End Users or countries, as the case may be, until such obligation ceases.
23.5.	Effects of Termination. Termination or expiration of this Agreement will not relieve either Party of obligations incurred prior to the termination.
23.6	Survival of Certain Terms. The provisions of Article 1, 7.3, 11, 16, 19, 20, 21, 22, 23 (only to the extent necessary to give effect to this Section 23.6), 24, 27, and 28. will survive the termination or expiration of this Agreement for any reason along with any obligations which by nature and as per this Agreement are deemed to survive its termination and expiration.
ARTICLE 24. CONFIDENTIAL INFORMATION
Definition. For purposes of this Agreement, “Confidential Information” will mean information, including without limitation, product information and financial, technological and commercial information of a Party or any third party, exchanged between VC and GEHC pursuant to this Agreement and the performance of the Parties’ obligations hereunder. Confidential Information also will include, without limitation, the terms and conditions (but not the existence) of this Agreement. Each Party may disclose Confidential Information of the other to its employees, affiliates, agents, professional advisors, consultants or authorized representatives (“Representatives’’); provided that such Party’s Representatives will be informed of the confidential nature of such Confidential Information and the obligations of such Party under this Article. Each Party agrees to take the same measures to preserve the confidentiality of the Confidential Information of the other as it does for its own Confidential Information. Without the prior written consent of the other Party, neither Party will use or allow the use for any purpose of any Confidential Information of the other Party, except for the purposes contemplated or allowed by this Agreement or by the licenses granted hereunder. In addition, each Party will hold all Confidential Information of the other in confidence and will not publish, disclose, or allow disclosure of, any Confidential Information of the other Party to any other person or entity except to its Representatives, in each case only to the extent necessary to permit such Representatives to assist such Party in performing its obligations or exercising its rights under this Agreement, or except as specified in this Article 24.
No Confidentiality. The confidentiality and non-use obligations will not apply to Confidential Information, which (a) is in the public domain or subsequently enters the public domain other than as a result of an unauthorized disclosure by the receiving Party or its Representative; (b) became available to the receiving Party on a non-confidential basis prior to its disclosure to such Party by the other Party or its Representatives, (c) becomes
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available to the receiving Party on a non-confidential basis from a source other than the other Party or its Representatives, provided the receiving Party had no actual knowledge that such person was under a legal obligation to refrain from such disclosure, or (d) was independently developed by the receiving Party without reference to such Confidential Information and can be so shown by documentary evidence.
Ownership. Except as specifically provided herein, all Confidential Information will remain the sole and exclusive property of the disclosing Party, and this Agreement will not limit in any way the right of the disclosing Party to enter into agreements with third Parties granting rights of any kind to its Confidential Information.
Compelled Disclosure. Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, or any stock exchange on which securities of a Party are traded), neither Party will issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior consent of the other Party, which will not be unreasonably withheld or delayed. In the event of a required public disclosure, to the extent practicable under the circumstances, the Party making such disclosure shall provide the other Party with a copy of the proposed text prior to such disclosure and with financial terms sufficiently in advance of the scheduled release of such disclosure to afford such other Party a reasonable opportunity to review and comment upon the proposed text. If a Party is otherwise required (pursuant to legal process or otherwise) to disclose any Confidential Information of the other Party, such Party agrees to provide the other Party with prompt notice of each such required disclosure, to the extent practical, so that the other Party may seek an appropriate protective order or confidential treatment. If, absent the entry of a protective order or confidential treatment, a Party or its Representatives are legally compelled or required to disclose Confidential Information of the other Party, such Party may disclose such information to the persons and to the extent required without liability under this Agreement.
Confidential Documentation. Each Party will destroy or return to the other Party all unneeded Confidential Information on an on-going basis during the Term. Upon expiration or termination of this Agreement and at the request by the disclosing Party, all Confidential Information of the disclosing Party in the possession of the other and copies will be returned immediately or, upon request by the disclosing Party, destroyed, except that one copy of such Confidential Information may be retained in the legal files of the Party receiving such Confidential Information solely for compliance purposes or for the purpose of defending or maintaining any litigation (including any administrative proceeding) relating to this Agreement or such Confidential Information. No such termination or return or destruction of such Confidential Information by a Party will affect such Party’s obligations under this Agreement (including its obligations to ensure compliance with the provisions of this Agreement by its Representatives), all of which obligations will continue in effect.
Term. Upon termination of this Agreement, each Party will be prohibited from using the other Party’s non-public information (which in the case of GEHC includes GEHC End User information) gained through performance of the transactions contemplated by this Agreement to directly or indirectly compete with the other Party, without the prior written consent of the other Party. The obligations with respect to any item of Confidential Information will survive for a period of four (4) years from the date of the disclosure of such
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item of Confidential Information or until three (3) years after the termination of this Agreement, whichever is later.
ARTICLE 25. AGREEMENT MANAGER
Each party shall appoint an agreement manager as the point of contact for all matters relating to performance of this Agreement. GEHC’ agreement manager shall be the Global Sourcing Leader — Sourced Systems and VC’s agreement manager shall be Associate Marketing Director, OEM Programs Either party may change its agreement manager by providing notice of such change to the other party.
ARTICLE 26. NOTICES — CRISIS MANAGEMENT
26.1	Notices. Any notice required under this Agreement shall be sent by fax (with the original to promptly follow by applicable national mail service or a nationally recognized overnight courier), by a nationally recognized overnight courier, or transmitted electronically pursuant to the terms of Article 18. Notices will be deemed given on the date delivered to the recipient if sent by fax or overnight courier (it being agreed that the sender shall retain proof of transmission or delivery, as the case may be) or when accessible electronically if sent electronically under Article 18. Notices shall be sent to the persons identified below (or as otherwise directed in writing by a party):

GEHC:
Attention:      GE Medical Systems — GM Vascular Marketing

VC:
Attention: Volcano Corporation — CEO
26.2   Crisis Management
Communications. VC must maintain the ability to contact GEHC on a 24 hour a day, 7 day a week basis in order to communicate and manage crisis situations that threaten to or interrupt the Supply Chain. Likewise, VC must be available if GEHC wishes to contact the VC on a 24/7 basis. Means of communication may include, but are not limited to, phone, mobile phone or pager and interaction via email and the Internet.
Business Contingency Plan (BCP). VC must share with GEHC a BCP that includes the VC’s plan for 24/7 communication with GEHC. The BCP will also include basic information on the VC’s upstream Supply Chain. For instance, this information will include who the VC’s Tier 1 and Tier 2 suppliers are, where they are located and the means of transportation for this Supply Chain.
ARTICLE 27. GOVERNING LAW / LITIGATION
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27.1	The present Agreement will be governed and interpreted by the State of New York Law, without giving effect to its conflict of laws principles.
27.2	All disputes between the parties in connection with, or arising out of, the existence, validity, construction, performance and termination of this Agreement or any terms whatsoever thereof, which the parties are unable to solve amicably between themselves, shall be settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC). Any such arbitration shall be conducted in the English language, and the venue of such arbitration shall be New York City, NY, USA.
ARTICLE 28. MISCELLANEOUS
28.1	Scope. THIS AGREEMENT AND ITS ATTACHMENTS STATE THE TERMS AND CONDITIONS UNDER WHICH VC SHALL SELL TO GEHC, AND GEHC SHALL PURCHASE FROM VC ON A NON EXCLUSIVE BASIS, THOSE PRODUCTS IDENTIFIED IN ATTACHMENT A, AS WELL AS ALL COMPONENTS, SPARE PARTS, SERVICE TOOLS, MANUALS, SOFTWARE LICENSES, DATA AND RELATED INTERFACES WITH RESPECT THERETO. UNLESS OTHERWISE EXPRESSLY STATED, REFERENCES TO THIS “AGREEMENT” INCLUDE ALL ATTACHMENTS.
28.2	Parties. VC expressly acknowledges that this Agreement is not intended to govern or obligate any business, division or affiliate of GEHC other than GE Medical Systems business, and that the term “GEHC” as used herein shall refer to the GE Medical Systems business and to no other business, division or affiliate of General Electric Company.
28.3	Documents. The following attachments are an integral part of this Agreement (the “Attachments”). The provisions of each Attachment shall be incorporated by reference into and be deemed to be a part of this Agreement. If any conflict exists between the provisions of this Agreement and of the Attachments and documents mentioned below, or between the provisions of Attachments and documents mentioned below, the order of precedence shall be:
1.   This Agreement
2.   Attachment B (Purchase Specifications — Factory Acceptance Test)
3.   Attachment A (product description, configuration, datasheet, and/or brochure)
4.   Attachment D (Spare parts Pricing Schedules and Lead-times)
5.   Attachment E (GE Integrity Policies)
6.   Attachment J (Initial Orders for Pilots)
7.   Any Purchase Order released by GEHC
8.   Attachment F (Standard Terms and Conditions)
9.   Attachment G (Product Change Notice Form)
10. Attachment H (Repair Information and Packaging)
11. Attachment I (Purchased Material Quality Requirements)
12. Attachment M (Countries of the Territory that Currently Maintain Exclusive Distribution Agreements with VC)
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13. Attachment N (EU language policy)
28.4	Severability: In the event any provision of this Agreement, or portion thereof, shall be deemed invalid or unenforceable by any court or governmental, agency, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties. All remaining provisions shall continue in full force and effect.
28.5	No Waiver: The waiver or failure of either Party to exercise any right or remedy in any respect provided for herein shall not be deemed a waiver of any further right or remedy hereunder.
28.6	Audit Right: At GEHC’ request, VC will allow GEHC to inspect without charge and to copy at GEHC’ expense any documents you have relating to the performance of VC’s obligations under this Agreement.
28.7	Except as permitted pursuant to Article 24, VC and GEHC shall not issue any press release or announcement, use any of each others’ products or its name in promotional activity, or otherwise publicly announce or comment on this Agreement without GEHC’ or VC’ prior written consent.”
28.8	This Agreement, may not be assigned by VC or GEHC without the express written consent of GEHC on the one hand and VC on the other.
28.9	This Agreement may be modified only by a writing signed by the Agreement Managers for both Parties.
IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

GEHC		VC

By:	/s/ Jean Louis Baudet	By:	/s/ Scott Huennekens

Name: Jean Louis Baudet		Name: Scott Huennekens

Title: Modality Sourcing Leader ICS		Title: President & CEO

GEHC		VC

By:	/s/ Jean Pierre Zajac	By:

Name: Jean Pierre Zajac		Name:

Title: GM Sourcing Europe		Title:

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TABLE OF ATTACHMENTS
Attachment A (Product description, configuration, datasheet and/or brochure)
Attachment B (Purchase Specifications — Factory Acceptance Test)
Attachment D (Spare parts Pricing Schedules and Lead-times)
Attachment E (GE Integrity Policies)
Attachment F (Standard Terms and Conditions)
Attachment G (Product Change Notice Form)
Attachment H (Repair Information and Service Packaging)
Attachment I (Purchased Material Quality Requirements)
Attachment J (Initial Orders for Pilots)
Attachment L (Prices for the Products)
Attachment M (Countries of the Territory that Currently Maintain Exclusive Distribution agreements with VC)
Attachment N (EU language policy)
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Attachment A
Product description, configuration, datasheet and/or brochure

s5i, Marketing Design
Input

Control Number: 806105001/002

Marketing Product Manager: Nancy Perry Pool	Date: September 30, 2005
1. PROJECT NAME/NUMBER                      S5I, #IF-006
2. INDICATIONS FOR USE
The VOLCANO s5i Imaging System is used for the qualitative and quantitative evaluation of vascular morphology in the coronary arteries and vessels of the peripheral vasculature. It is also indicated as an adjunct to conventional angiographic procedures to provide an image of vessel lumen and wall structures. ChromaFlo is indicated for qualitative blood flow information from peripheral and coronary vasculature; flow information can be an adjunct to other methods of estimating blood flow and blood perfusion.
3. DESCRIPTION
The Volcano s5i is an IVUS (intravascular ultrasound) system based on the functionality derived from the s5 system, including ChromaFlo and other features inherent in the s5. It uses some of the same internal circuit boards as the s5 — the analog and digital boards, and other cards when they become available. It consists of the following major system components:
1. CPU — This box is about 16” square and about 6 inches deep. It contains a mother board with Pentium M microprocessor, 2 GB of system RAM, one 3.5” hard drive, a medical grade power supply, the s5 IVUS card, and a remote control interface card. A maximum of two control panels and two remote LCD monitors can be connected to a CPU for remote operation. It is designed to be compact, light weight, and quiet. It will incorporate mechanical mounting features to allow it to be mounted under the table either on a 6 inch stationary stand or lower mobile stand, next to the table foot.
2. Control Station — The s5i control panel and slide out keyboard are mounted in a custom designed plastic enclosure. This box can be mounted on a support arm from a patient table DIN rail or from an articulated wall mount. It can be placed on a table in the control room or it can be mounted to a roll around IV pole cart. It is attached by means of one cable to the CPU. It can also be located on a table near a local 15” medical grade display which is wired to clone the main LCD image, if desired. This will require an additional cable from the CPU to the remote LCD display. The control station will have an additional USB port so that it can also be connected to a USB printer
3. LCD Monitor — The 19” s5 LCD monitor will be used to display images from the IVUS CPU. It will be mounted to an articulated arm that is attached to the patient table near the ''foot end” of the table. The mounting arm will have enough degrees of motion freedom that the LCD monitor can be rotated and positioned so that it is entirely under the patient table and out of the way if desired.
4. Archive Station (optional) — Data can be moved from the CPU by Ethernet to a DICOM workstation for storage of burning to DVD. It can then be taken to a DVD burner equipped workstation PC for review or burning to a DVD. However, to provide archival capability for customers that do not have this hardware, we will offer an optional small table top workstation, a commercial 15” LCD containing a computer and a DVD writer. This workstation will connect by means of a single Ethernet cable to the CPU. The files stored on the CPU hard drive can then be moved to the workstation for review and archiving to a DVD without impacting the Operation of the CPU. An optional color dye sublimation printer can be attached to the workstation to permit image printing.
5. Interconnect Cabling — Because the CPU is mounted below the patient table, the wiring to and from the CPU will be routed to the remotely located control panels and LCD monitors by cabling strung

s5i, Marketing Design
Input

Control Number: 806105001/002
across the floor, under suitable cable covers. For components like the cath lab control panel and the PIM, cables will be routed directly from the CPU to these components. Because the LCD monitor is also mounted to the patient table, in close proximity to the CPU, a direct VGA cable connection is made. The remaining cable is CPU AC power which should be available from an AC outlet on or near the patient table mounting pedestal. There is no AC power required for the control panels attached to the CPU.
6. Portability Enhancements — The s5p or portable system will simply use the same hardware as the CPU from the s5i. It will be mounted in a carrier to allow it to be easily transported. The control panel and archiving station can be transported by carriers designed for them. If desired, an optional collapsible cart, chosen from one of many commercially available models will also be offered. A small commercially available 15” LCD monitor is lightweight and easy to carry in a display carrier.
7. Installation — Because of the commonality of DIN mounting rails in cath labs, a set of rail mounting hardware will be made available to allow customization of the mechanical installation to meet the unique requirements of each cath lab.
8. Interoperability — The CPU has an Ethernet connection to allow connection to the hospital LAN, DICOM workstation, archive workstation, or remote control consoles from GE, Siemens or other manufacturers. This requires the addition of a software module to interpret these remotely issued commands and provide the proper response in the s5i.
Clinical Applications
The system allows assessment of: vessel wall morphology, lumen characteristics, thrombus formation, and delineates arterial walls and wall thickness using an imaging catheter. In addition, it allows for measurement of lumen diameter, vessel wall thickness, and cross-sectional areas and, with the ILD feature, longitudinal measurements. It provides additional diagnostic information as an adjunct to or in combination with percutanous interventional therapies such as balloon angioplasty, or atherectomy. It generates a sagittal view of vessel for lesion diagnosis.
WARNINGS
Use of the Volcano Imaging System is contraindicated wherever tissue or organ damage is a reasonable probability.
4. PROJECT OBJECTIVES AND GOALS
1.	Design and develop an IVUS system to be permanently mounted in the Cath Lab for use at the patient table

2.	Provide a system that can drive remote external LCD, Plasma and CRT displays

3.	Provide for remote control panel operation in the Cath Lab and/or the Control Room

4.	Provide for attaching up to two remote image displays from the s5ii system

5.	Utilize same hardware as s5i to create s5p and s5g systems
5. CUSTOMER REQUIREMENTS
Customer’s desire:

5.1	Traditional IVUS capabilities

5.2	Physically integrated into the cardiac catheterization lab

s5i, Marketing Design
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Control Number: 806105001/002
5.3	A simple to operate product

5.4	Application quickly available

5.5	Little or no training to operate the product

5.6	The ability to document and store the data from the procedure

5.7	A clear/crisp image

5.8	The ability to bookmark interesting areas
Customer Requirement
5.1 Customer’s desire no less performance than they have with the In-Vision product line
s5i will be one in a family of IVUS machine offerings that will be the replacement for the In-Vision line due to part obsolescence and technology advances. This product must perform like a traditional IVUS machine.
Clinical Benefit
Certain functionality is expected from the user. A new product must meet these expectations in order to be used for patient benefit.
Features and Performance Requirements
Image Displays
5.1.1	System will support combination tomographic and sagittal views.
o	Tomographic IVUS image.

o	Sagittal view either vertically or horizontally simultaneous with tomographic display.

o	All measurements need to be displayed on imaging views.

o	Data capture and display: record video loops and still images

o	Ability to replay or review captured images Data capture and display

o	Record video loops and still images
5.1.2	Display information:
o	Display in English

o	Additional languages include: French, Italian, German, Spanish languages - deferred to version 2

o	Volcano logo

o	Patient demographic information

o	Current date, time, software version.

o	Patient co-morbidity data available in the patient screen.
5.1.3	Measurements: distances, areas, longitudinal distances, and borders.
Catheter support:
5.1.4	Support all current Volcano cardiovascular and peripheral IVUS catheters and will have the ability and flexibility to support new catheter designs.
Instrument Set Up / Functions
5.1.5	Standard local XGA video output will be provided, also 2 remote video outputs.

5.1.6	Output for network (DICOM), Ethernet RJ-45 connector

5.1.7	Will use standard Patient Interface Module, located within 30 feet of the CPU

5.1.8	Connector on CPU chassis to allow use of the control panel, trackball or keyboard, 2 max.

5.1.9	System will support communication with a new design remote archiving station for color image printing and DVD recording of patient data, 1 max

s5i, Marketing Design
Input

Control Number: 806105001/002
Customer Requirement
5.2 Customers desire a unit physically integrated into the Cardiac Catheterization Lab
Storage and ready access of equipment is a challenge in the hospital environment. By integrating the unit into the cath lab the equipment is always in place and ready to use.
Clinical Benefit
A physically integrated unit will be always be available and eliminates the need for storing equipment. Patients who can benefit from IVUS will because there will always be equipment available.
Features & Performance Requirements
Mechanical Design
5..2.1	System will have all computer components and PCBs integrated into a small, reduced weight, housing, suitable for mounting on, or near the patient table in the Cath Lab and within 30 feet of the patient in the Control Room or Equipment Room.

5..2.2	A control panel, derived from the s5 will be mounted from the DIN rails on the patient table in the Cath Lab and/or the Control Room and connect to the CPU by a single cable. It should also be provided with mounting hardware to mount it from a roll around equipment cart or from a wall. It should have suitable rubber feet so that it can be placed on a table top without marring the finish.

5..2.3	Approx. CPU dimensions: 16” x 16” x 6” (H x W x D).

5..2.4	Approx. CPU Weight: < 30 lbs.

5..2.5	Approx. Control Panel Dimensions: 10” x 16” x 4” (H x W x D.)

5..2.6	Approx. Control Panel Weight: <10 Ibs.

5..2.7	The CPU must be capable of being attached to patient table. The mounting system must be designed for easy installation by a field service tech.

5..2.8	The Control Panel enclosure must be attachable to a boom/arm/mount that can be mounted on or to the control area of the patient table. It should also be capable of being mounted to a roll around IV pole cart. It should also be possible to place it on a flat table for desktop use.
Display
5..2.9	Volcano Custom OEM Flat Panel Monitor: nominally 19” diagonal display area.

5..2.10	Monitor screen visible in reduced light cath lab environment with minimal distortion when viewed from side or off angle (up to 30 degrees off angle).

5..2.11	Contrast & brightness and image vertical size adjustment capability required.

5..1.12	The display will be mounted on an articulated arm that allows the display position to be changed from stowed under the patient table, to easily visible at the patient table.

5..2.13	The display should be provided with a table mount for remote display locations.
Control Panel
5..2.12	The Control Panel will connect to the CPU and allow operation of the s5i GUI and patient data entry using the pull out keyboard. The Control Panel can be mounted on or near the patient table, on a freestanding mobile IV pole carrier, or from an articulated wall

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Control Number: 806105001/002

mounted arm, depending on customer preferences.

Archiving Station
5.2.13	A remote archiving station will be provided to permit file transfer from the Cath Lab integrated CPU and burning patient files to a DVD from a direct Ethernet connection to the CPU. It will be located in the control room.
Customer Requirement
5.3 Customers desire a simple to operate product
Clinical Benefit
The simpler a product is to operate, the more time it saves, the more confidence it gives the user thus translating into increased product use.
Features and Performance Requirements
User Interface
5..3.1	Will offer an intuitive, easy to use interface with minimal menus and minimal levels of operation.

5..3.2	Primary operator control will be through on screen curser and screen controls on the LCD/CPU display.

5..3.3	Additional controls, for measurement or dialog boxes will include a trackball and a keyboard.

5..3.4	An archiving station will consolidate the tasks of saving data, printing data &/or networking data.
Customer Requirement
5..4 Customers desire the ability to have the application quickly available
Clinical Benefit
Long boot-up times discourage the use of the IVUS equipment because clinicians are always in a hurry and time is money. Busy labs don’t have time to move machines from room to room to accommodate large patient case loads. Building the s5i into the patient table will encourage its use. Using the s5i will improve the information the clinician has to determine the best course of treatment for the patient; this contributes to a better patient outcome.
Features & Performance Requirements
5..4.1	Application is always on.

5..4.2	PC Boot up time less than 120 seconds

5..4.3	After PC boot-up the system is ready to go imaging in less than 60 seconds or less. The software and hardware will be properly initialized and calibrated during this time. Any errors in this process will be reported to the user, such as equipment setup, calibration and catheter initialization
Customer Requirement
5.5 Customers desire little or no training to operate the product

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Control Number: 806105001/002
Training takes time and money. With staff turn over the less training a product requires the better and the more likely the product will be used. In addition, if there is no one properly trained to operate the equipment it will not be used.
Clinical Benefits
Using the s5i IVUS machine will improve the information the clinician has to determine the best course of treatment for the patient; this contributes to a better patient outcome.
Features and Performance Requirements
5.5.1	Console button design will follow the typical clinician workflow – designed to be intuitive for the casual user

5.5.2	On screen step by step (“wizard”) available
Customer Requirement
5.6 Customers desire the ability to document and store the data from the procedure
Clinical Benefit
Documentation is required for reimbursement and legal proof of treatment. The customer must be able to document the procedure in several forms of media such as paper and electronic.
Features & Performance Requirements
Data Storage:
5.6.1	Primary Storage Medium: Internal CPU hard drive(s).

5.6.2	Secondary Storage: Media will be DVD-R disks for archival purposes.

5.6.3	Tertiary Storage: Hospital DICOM server via the PACS network.

5.6.4	Ability to review of data on systems from both primary and secondary sources.

5.6.5	Ability to view Volcano images on a computer, such as in their office or home

5.6.6	Minimum three, 90 second video loops stored @ 30fps

5.6.7	Will not support legacy Volcano CD-R IVUS disks
Archiving Station
5.6.9	A remotely located archiving station will be provided that connects to the CPU by means of a direct Ethernet cable connection.

5.6.10	Data can be burned to a DVD-R.

5.6.11	The archiving station will provide a USB connector to attach a USB printer for color image hard copy.
Customer Requirement
5.7 Customer desires a clear/crisp image
Image clarity can be a driving force in the brand of machine that is selected to use for IVUS procedures. The clearer the image the more useful the equipment is to the clinician.
Clinical Benefit
Clear images improve the ability of the clinician to accurately diagnosis the patient’s problem and select the appropriate course of care.

s5i, Marketing Design
Input

Control Number: 806105001/002
Feature & Performance Requirements
5.7.1	Image Quality: Meridian system will have grayscale IVUS imaging quality equivalent to or better than current IVG Imaging System

5.7.2	Ability to adjust the live image.
Customer Requirement
5.8 Customer desires the ability to bookmark interesting areas
During a pullback when an interesting image appears, the customer would like to mark the area. The bookmark gives them the ability to view it at a later time
Clinical Benefit
Giving the clinician the ability to quickly locate a problem anatomic area will save time, reduce frustration and ultimately improve patient outcome, assuming the treatment is driven by this information
Feature Performance requirements
5.8.1	Mechanical button on the console labeled bookmark

5.8.2	Mechanical button sends a software command to place a mark on the ILD.

5.8.3	The mark will be archived and available on the archived case.
6. TARGET MARKETS
This product will be available globally. Phased introduction will be into U.S., Japanese, and European markets and will require FDA and CE marking. Second phase of introduction will be ROW..
7. TARGET USERS
▪ Hardware operators/“Button-pushers”
o	RN’s

o	CV technicians

o	Volcano field personnel
▪ Decision makers/Data Interpreters
o	Physicians
8. Field Service
    Expect field service to support the product for up to ten years.
    Field service will install the system and wiring.

s5i-GE, Marketing Design
Input

Control Number: 806105-002/001

Marketing Product Manager:	Nancy Perry Pool	Date: December 9, 2005

1. PROJECT NAME/NUMBER	S5I-GE
2. INDICATIONS FOR USE
The VOLCANO s5i-GE Imaging System is used for the qualitative and quantitative evaluation of vascular morphology in the coronary arteries and vessels of the peripheral vasculature. It is also indicated as an adjunct to conventional angiographic procedures to provide an image of vessel lumen and wall structures. ChromaFlo is indicated for qualitative blood flow information from peripheral and coronary vasculature; flow information can be an adjunct to other methods of estimating blood flow and blood perfusion.
3. DESCRIPTION
The Volcano s5i-GE is an IVUS (intravascular ultrasound) system based on the functionality derived from the s5 system, including ChromaFlo and other features inherent in the s5. It uses some of the same internal circuit boards as the s5 — the analog and digital boards, and other cards when they become available. It consists of the following major system components:
1. CPU — This box is about 16” square and about 6 inches deep. It contains a mother board with Pentium M microprocessor, 2 GB of system RAM, one 3.5” hard drive, a medical grade power supply, the s5 IVUS card. and a remote control interface card. A maximum of two control panels and two remote LCD monitors can be connected to a CPU for remote operation. It is designed to be compact, light weight, and quiet. It will incorporate mechanical mounting features to allow it to be mounted under the table either on a 6 inch stationary stand or lower mobile stand, next to the table foot.
2. Control Station — The s5i-GE control panel and slide out keyboard are mounted in a custom designed plastic enclosure. This box can be mounted on a support arm from a patient table DIN rail or from an articulated wall mount. It can be placed on a table in the control room or it can be mounted to a roll around IV pole cart. It is attached by means of one cable to the CPU. It can also be located on a table near a local 15” medical grade display which is wired to clone the main LCD image, if desired. This will require an additional cable from the CPU to the remote LCD display. The control station will have an additional USB port so that it can also be connected to a USB printer
3. GE InnovaCentral Touch Screen and Joystick — The LCD will have an IVUS tab. When the IVUS tab is selected on the touch screen this activates IVUS and the system can acquire data. Volcano will send a request to Innova for patient data, then Innova sends patient data to Volcano. This enables the right ID to configure Volcano as a series on the PACS system right along side Innova images for the same patient. The user workflow is as follows:
4. GE Monitor Display Cluster — The IVUS screen appears on the monitor assigned to IVUS using GE’s video signal routing system, if desired.
5. LCD Monitor (optional) — The 19” s5 LCD monitor will be used to display images from the IVUS CPU. It will be mounted to an articulated arm that is attached to the patient table near the “foot end” of the table. The mounting arm will have enough degrees of motion freedom that the LCD monitor can be rotated and positioned so that it is entirely under the patient table and out of the way if desired.
6. Archive Station (optional) — Data can be moved from the CPU by Ethernet to a DICOM workstation for storage or burning to DVD. It can then be taken to a DVD burner equipped workstation PC for review or burning to a DVD. However, to provide archival capability for customers that do not have this hardware, we will offer an optional small table top workstation, a commercial 15” LCD containing a computer

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Control Number: 806105-002/001
and a DVD writer. This workstation will connect by means of a single Ethernet cable to the CPU. The files stored on the CPU hard drive can then be moved to the workstation for review and archiving to a DVD without impacting the operation of the CPU. An optional color dye sublimation printer can be attached to the workstation to permit image printing.
7. GE CA-1000 has the ability to review IVUS images
8. GE PACS server can receive DICOM IVUS images pushed from the s5i-GE
9. Interconnect Cabling — Because the CPU is mounted below the patient table, the wiring to and from the CPU will be routed to the remotely located control panels and LCD monitors by cabling strung across the floor, under suitable cable covers. For components like the cath lab control panel and the PIM, Cables will be routed directly from the CPU to these components. Because the LCD monitor is also mounted to the patient table, in close proximity to the CPU, a direct VGA cable connection is made. The remaining cable is CPU AC power which should be available from an AC outlet on or near the patient table mounting pedestal. A network connection to the CPU is required. There is no AC power required for the control panels attached to the CPU.
10. Interoperability — The CPU has an Ethernet connection to allow connection to the hospital LAN, DlCOM workstation, archive workstation, or remote control consoles from GE. This requires the addition of a software module to interpret these remotely issued commands and provide the proper response in the s5i-GE.
Clinical Applications
The system allows assessment of: vessel wall morphology, lumen characteristics, thrombus formation, and delineates arterial walls and wall thickness using an imaging catheter. In addition, it allows for measurement of lumen diameter, vessel wall thickness, and cross-sectional areas and, with the ILD feature, longitudinal measurements. It provides additional diagnostic information as an adjunct to or in combination with percutanous interventional therapies such as balloon angioplasty, or atherectomy. It generates a sagittal view of vessel for lesion diagnosis.
WARNINGS
Use of the Volcano Imaging System is contraindicated wherever tissue or organ damage is a reasonable probability.
4. PROJECT OBJECTIVES AND GOALS
1.	Design and develop an IVUS system to be built into a new GE Cath Lab

2.	Provide a system that can drive remote external LCD, Plasma and CRT displays

3.	Provide for remote control panel operation in the Cath Lab and/or the control room

4.	Provide the capability to create a report reflecting the serial numbers of the catheters that are used with this system.
5. CUSTOMER REQUIREMENTS
Customer’s desire:

5.1	Traditional IVUS capabilities

5.2	Physically integrated into a GE cardiac catheterization lab

5.3	A simple to operate product

s5i-GE, Marketing Design
Input

Control Number:806105-002/001
5.4	Application quickly available

5.5	Little or no training to operate the product

5.6	The ability to document and store the data from the procedure

5.7	A clear/crisp image

5.8	The ability to bookmark interesting areas

5.9	IVUS Patient information be available from the GE system
Customer Requirement
5.1 Customer’s desire no less performance than they have with the In-Vision product line
s5i-GE will be one in a family of IVUS machine offerings that will be the replacement for the In-Vision line due to part obsolescence and technology advances. This product must perform like a traditional IVUS machine.
Clinical Benefit
Traditional IVUS functionality is expected from the user. A new product must meet these expectations in order to be used for patient benefit.
Features and Performance Requirements
Image Displays
5.1.1	System will support combination tomographic and sagittal views.
o	Tomographic IVUS image.

o	Sagittal view vertically simultaneous with tomographic display.

o	All measurements need to be displayed on imaging views.

o	Data capture and display: record video loops and still images

o	Ability to replay or review captured images Data capture and display

o	Record video loops and still images
5.1.2	Display information:
o	Display in English

o	Volcano logo

o	Patient demographic information

o	Current date, time, software version.

o	Patient co-morbidity data available in the patient screen.
5.1.3	Measurements: distances, areas, longitudinal distances, and borders.
Catheter support:
5.1.4	Support all current Volcano Cardiovascular and peripheral IVUS catheters and will have the ability and flexibility to support new catheter designs.
Instrument Set Up/Functions
5.1.5	Standard local XGA video output will be provided, also 2 remote video outputs.

5.1.6	Output for network (DICOM), Ethernet RJ-45 connector

5.1.7	Will use standard Patient interface Module for phased array catheters, located within 30 feet of CPU

5.1.8	Connector on CPU chassis to allow the Volcano control panel, trackball and keyboard

5.1.9	System will support communication with the Volcano remote archiving station for color image printing and DVD recording of patient data and the PACS system (optional)
Customer Requirement

s5i-GE, Marketing Design
Input

Control Number:806105-002/001
5.2 Customers desire a unit physically integrated into the Cardiac Catheterization Lab
Storage and ready access of equipment is a challenge in the hospital environment. By integrating the unit into the cath lab the equipment is always in place and ready to use.
Clinical Benefit
A physically integrated unit will be always be available and eliminates the need for storing equipment. Patients who can benefit from IVUS will because there will always be equipment available. Sharing patient data also eliminates redundant data entry and reduces errors.
Features & Performance Requirements
Mechanical Design
5.2.1.	System will have all computer components and PCBs integrated into a small, reduced weight, housing, suitable for mounting near the patient table in the Cath Lab and within 30 feet of the patient in the Control Room or Equipment Room.

5.2.2.	A control panel, derived from the s5 will be mounted from the rails on the patient table in the Cath Lab and/or the Control Room and connect to the CPU by a single cable. It should also be provided with mounting hardware to mount it from a roll around equipment cart or from a wall. It should have suitable rubber feet so that it can be placed on a table top without marring the finish.

5.2.3.	Approx. CPU dimensions: 16” X 16” X 6”(H x W x D).

5.2.4.	Approx. CPU Weight: < 30 lbs.

5.2.5.	Approx. Control Panel Dimensions: 10” X 16” x 4” (H x W x D.)

5.2.6.	Approx. Control Panel Weight <10 Ibs.

5.2.7.	The CPU must be capable of being attached to patient table. The mounting system must be designed for easy installation by a field service tech.

5.2.8.	The Control Panel enclosure must be attachable to a boom/arm/mount that can be mounted on or to the control area of the patient table. It should also be capable of being mounted to a roll around IV pole cart. It should also be possible to place it on a flat table for desktop use.
Display
5.2.9.	One monitor on the GE monitor boom will be the IVUS monitor

5.2.10	Volcano Custom OEM Flat Panel Monitor: nominally 19“diagonal display area. (optional)

5..2.10.1 Monitor screen visible in reduced light cath lab environment with minimal distortion when viewed from side or off angle (up to 30 degrees off angle).

5.2.10.2. Contrast & brightness and image vertical size adjustment capability required.

5.2.10.3. The display will be mounted on an articulated arm that allows the display position to be changed from stowed under the patient table, to easily visible at the patient table.

5.2.10.4. The display should be provided with a table mount for remote display locations.
Control Panel
5.2.12	The Control Panel will connect to the CPU and allow Operation of the s5i-GE GUI and patient data entry using the pull out keyboard. The Control Panel can be mounted on or near the patient table, on a freestanding mobile IV pole carrier, or from an articulated wall mounted arm, depending on customer preferences.

s5i-GE, Marketing Design
Input

Control Number: 806105-002/001
5.2.13	The IVUS controls are integrated with the GE Innova touch screen, which is in the sterile field, and have the menus on the touch screen. The menus are under the IVUS tab and have several buttons replicating functionality of the Volcano control panel. The buttons can be enabled when the s5 receives the new patient message from Innova. Otherwise, these buttons are disabled. IVUS Tab selection exposes the IVUS buttons on the touch screen. The buttons on the Innova touch screen that are mapped to the control panel are as follows:
o	Record

o	Stop

o	Save Frame

o	Book Mark

o	Play — plays the last acquired pullback loop

o	Ringdown

o	Pull Back — speed input

o	ChromaFlo

o	Print

o	Measurements

o	End case
Archiving
5.2.13	A remote archiving station will be provided to permit file transfer from the Cath Lab integrated CPU and burning patient files to a DVD from either a USB flash drive or a direct Ethernet connection to the CPU. It will be located in the control room.

5.2.14	Ability to send (push) DICOM images to the GE PACS server

5.2.15	Ability to review images on the CA-1000
Customer Requirement
5.3 Customers desire a simple to operate product
Clinical Benefit
The simpler a product is to operate, the more time it saves, the more confidence it gives the user thus translating into increased product use.
Features and Performance Requirements
User Interface
5.3.1.	Will offer an intuitive, easy to use interface with minimal menus and minimal levels of operation.

5.3.2.	Primary operator control will be through the Innova Touch screen

5.3.3.	Additional controls, for measurement or dialog boxes which will include a trackball in the control panel

5.3.4.	Selectable font size on the user interface
Customer Requirement
5.4 Customers desire the ability to have the application quickly available

s5i-GE, Marketing Design
Input

Control Number: 806105-002/001
Clinical Benefit
Long boot-up times discourage the use of the IVUS equipment because clinicians are always in a hurry and time is money. Building the s5i-GE into the cath lab will encourage its use. Using the s5i-GE will improve the information the clinician has to determine the best course of treatment for the patient; this contributes to a better patient outcome.
Features & Performance Requirements
5.4.1	Application is always on.

5.4.2	The system is ready to go imaging in less than 120 seconds. The software and hardware will be properly initialized and calibrated during this time.
Customer Requirement
5.5 Customers desire little or no training to operate the product
Training takes time and money. With staff turn over the less training a product requires the better and the more likely the product will be used. In addition, if there is no one properly trained to operate the equipment it will not be used.
Clinical Benefits
Using the s5i-GE IVUS machine will improve the information the clinician has to determine the best course of treatment for the patient; this contributes to a better patient outcome.
Features and Performance Requirements
5.5.1	Innova touch screen design will follow the clinical workflow as designed on the Volcano control panel, which includes the Volcano icons

5.5.2	On screen step by step (“wizard”) available
Customer Requirement
5.6 Customers desire the ability to document and store the data from the procedure
Clinical Benefit
Documentation is required for reimbursement and legal proof of treatment. The customer must be able to document the procedure in several forms of media such as paper and electronic.
Features & Performance Requirements
Data Storage:
5.6.1	Primary Storage Medium: Internal CPU hard drive(s).

5.6.2	Secondary Storage: Media will be DVD-R disk for archival purposes.

5.6.3	Tertiary Storage: Hospital DICOM server via the PACS network.

5.6.4	Ability to review data on systems from both primary and secondary sources.

5.6.5	Ability to view Volcano images on the CA-1000

5.6.6	Will not support legacy Volcano CD-R IVUS disks

5.6.7	Ability to create a report reflecting the serial number of the catheters that have been used with this system.
Archiving Station
5.6.8	A remotely located archiving station will be provided that connects to the CPU by means of a

s5i-GE, Marketing Design
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Control Number:806105-002/001
direct Ethernet cable connection.
5.6.9	The archiving station allows the user to print and save to a DVD
Customer Requirement
5.7 Customer desires a clear/crisp image
Image clarity can be a driving force in the brand of machine that is selected to use for IVUS procedures The clearer the image the more useful the equipment is to the clinician.
Clinical Benefit
Clear images improve the ability of the clinician to accurately diagnosis the patient’s problem and select the appropriate course of care.
Feature & Performance Requirements
5.7.1	Image Quality: s5i-GE system will have grayscale IVUS imaging quality equivalent to or better than current IVG Imaging System

5.7.2	Ability to adjust the live image.
Customer Requirement
5.8 Customer desires the ability to bookmark interesting areas
During a pullback when an interesting image appears, the customer would like to mark the area. The bookmark gives them the ability to view it at a later time
Clinical Benefit
Giving the clinician the ability to quickly locate a problem anatomic area will save time, reduce frustration and ultimately improve patient outcome, assuming the treatment is driven by this information
Feature Performance requirements
5.8.1	Mechanical button on the console labeled bookmark

5.8.2	Button on the touch screen labeled bookmark

5.8.2	Mechanical button sends a software command to place a mark on the ILD.

5.8.3	The mark will be archived and available on the archived case.
Customer Requirement
5.9 Customer desires the IVUS patient information be available from the GE system
Clinical Benefit
Sharing patient data saves time by eliminating redundant data entry and reduces errors.
Feature Performance requirements
5.9.1	Patient information appears on the IVUS screen and IVUS archived record

5.9.2	Ability to view the images on the GE CA 1000

5.9.3	Ability to send (push) DICOM images to the GE PACS server
6. TARGET MARKETS

s5i-GE, Marketing Design
Input

Control Number: 806105-002/001
This product will be available globally. Phased introduction will be into U.S., Japanese, and European markets and will require FDA and CE marking. Second phase of introduction will be ROW..
7. TARGET USERS
▪	Hardware operators/“Button-pushers”
o	RN’s

o	CV technicians

o	Volcano field personnel
▪	Decision makers/Data interpreters
o	Physicians
8. Field Service
Expect field service to support the product for up to ten years.
GE will install the system and wiring.

Volcano s5i and s5i/GE
Main components

IVUS Catheter
(not supplied to GE)
IVUS Images
(on GE's Monitor Bank)
Color Monitor
GE Innova System
Data Entry Devices
Bedside IVUS Control Panel
IVUS CPU
IVUS PIM
Supplied by VC to GEHC

The “s5i/GE” is the “s5i” with integration capability with the with GE “Innova IVUS” connectivity option.
Except connectivity, no functional difference between s5i/GE and the s5i
s5i units can be upgraded to s5i /GE
Where applicable, GE Innova® IVUS can have a tag line “Powered by Volcano” to clarify that IVUS imaging will be performed by Volcano.

Attachment B
Purchase Specifications — Factory Acceptance Test
To be updated prior to M3

Attachments D
Spare parts Pricing Schedules and Lead-times

Reference	Description	Leadtime in Weeks	Unit Price in Euros

To be updated prior to M3

Attachment E
GE Integrity Policies
A. INTRODUCTION
The aim of this document is to provide a summary presentation of the standards of conduct and the practices that the Parties agree to adopt in respect of certain types of payment on the one hand and political contributions on the other.
The conduct of each Party in terms of the rules set forth herein constitutes a significant indication of its capacity of discernment and of its competence. Accordingly, it shall be a significant criterion in the decision to establish and/or renew contractual relations between the Parties.
B. STATEMENT OF RULES
The rules described herein comprise three aspects:
a.	prohibition of illegal payments,

b.	political contributions,

c.	money laundering.
B.1 PROHIBITION OF ILLEGAL PAYMENTS
In case where business dealings between the Parties or actions to promote the interests of the Parties are involved, the latter shall only resort to lawful practices. As indicated below, any “kickbacks” or “bribes” aiming at facilitating or rewarding orders or decisions by the public authorities favorable to either of the Parties are unacceptable and prohibited.
In particular, it is prohibited to make or offer to make any payment whatsoever to:
     1) any person or company employed by a client or a company acting on behalf of a client, whether private or public, in view of facilitating or rewarding any action of such client that is favorable to the interests of one of the Parties in the context of a business transaction;
     2) any person or company employed by a public administration or acting on behalf of such administration with a view to facilitating or rewarding any action (or abstention) by this administration in a matter that falls within its ambit;
     3) any civil servant, political party, member of a political party or candidate to political office with a view to facilitating or rewarding any action, abstention, or use of influence favorable to the interests of either of the Parties in the context of a business transaction or in a political context.

For the purposes hereof, it is of no significance whether the prohibited remuneration takes the form of financial remuneration, gifts, contributions or otherwise
Likewise, it is of no significance whether the offer to make a payment or the payment itself is made directly or indirectly through an intermediary of a third party or other company.
The present rules shall not apply to the entertainment expenses customary in local business relations, provided that the amount of these expenses is reasonable. It shall also not apply to any gifts of low value, inasmuch as such gifts are customary in local business dealings. Such entertainment expenses or gifts are only authorized under these rules insofar as they are not prohibited by the law applicable to the business relations concerned.
Where the customer(s), public administrations or other bodies have published procedures having for their purpose to establish the conditions under which their own employees are authorized or not to accept gifts or other gratuities, these procedures must be complied with.
B.2 POLITICAL CONTRIBUTIONS
The Parties shall not make any contribution to any political party or candidate to a political office, except as authorized by the applicable laws.
In such cases, contributions should be made with discernment and in compliance with the legal provisions. The amount of such contributions should also be reasonable.
This agreement/undertaking does not have for its aim to prevent the communication of the positions of either of the Parties to members of local or national assemblies, to the public authorities or to the public at large. For the purposes hereof, the terms “positions of the Parties” relate to existing legislation, bills or the policy or practices of the State having an impact on business dealings.
B.3 MONEY LAUNDERING
The Parties shall comply with all applicable laws that prohibit money laundering and that require the reporting of cash or other suspicious transactions. Understand how both types of laws apply to each Party’s business.
In particular, Parties need to identify the types of payments that have become associated with money laundering activity (for example, multiple money orders or travelers checks, large amounts of cash, or checks on behalf of a customer from an unknown third party, payment exceeding a given invoice amount) and follow the rules that restrict or prohibit acceptance of them.
C. LIABILITY

Each of the Parties shall be responsible for taking any measure in a timely manner (including any corrective measure) that may be required in connection with the rules set forth herein

Attachment F
GEHC Standard Terms and Conditions of Purchase
If there is any conflict between the Agreement and this Attachment F, the Agreement shall prevail
These Terms and Conditions of Purchase, the purchase order as well as any other document or specifications referred to therein or in connection therewith issuing from GE Medical Systems, a French socíété en commandite simple, having its seat at 283 rue de la Miniére 78530 Buc, enrolled with the Registry of Commerce and of Companies under the number RCS Versailles B 315 013 359 (“GEHC-Europe”, “us” or “we”), shall collectively constitute the “Purchase Order”. This Purchase Order shall constitute our offer to the supplier (“Supplier” or “you”) to purchase the products and/or services ordered in the Purchase Order (referred to individually or collectively as the “Deliverable(s)”).
You are required to send us a written acknowledgement of receipt of the Purchase Order by fax and/or by email within a period of forty-eight (48) hours, and no modification to or reservation in respect of this Purchase Order shall apply unless previously confirmed in writing by us. On the date of sending of this acknowledgement of receipt or, if no acknowledgement is sent within the above period, our order will become final and you shall be deemed to have accepted the terms of the Purchase Order without any exception or reservation and to have waived the application of any other terms of sale or service, including any reservation of title clause. We hereby object to and reject any other terms and in no event may we be deemed to have accepted any such terms, even implicitly. No oral statements shall be binding upon us unless we have confirmed them in writing before they are implemented. We may transfer our rights and obligations hereunder to the third party of our choice.
1. ORDER NUMBER. The order number specified on the Purchase Order should be indicated on all correspondence and documents, including delivery or shipping documents from you, accompanying the provision of the Deliverable.
2. ELECTRONIC TRANSACTIONS. Both GEHC Europe and the Supplier expressly waive any right to challenge the validity of the order or of the resulting sale on the sole basis that it was passed/concluded electronically or in the context of an exchange of electronic documents over the Internet. GEHC Europe and the Supplier accordingly agree to consider all electronic documents they may exchange or complete in the context of the said order and sale (HTML pages, electronic mail, etc.), as original documents with binding effect and to ascribe to any electronic document the same evidentiary value as a written “original”.
3. DELIVERY TIMES. Unless otherwise accepted by us in writing prior to the fulfillment of the Purchase Order, compliance with delivery times means delivery of all of the products and/or services ordered on the Purchase Order on the date and at the location specified therein. Compliance with delivery times is of the essence to us, without which we would not have contracted. By confirming the order, you irrevocably agree to comply with these delivery times. Any partial delivery or performance of the order ascribable to you must be notified to us in advance and any additional costs this may entail shall be borne by you.

Without prejudice to any other rights we may have hereunder, we reserve the right, in case of delay in delivery or performance, to require the dispatch of the products or performance of the services in the best timely manner, if necessary by resorting to a third-party contractor, at your sole cost and expense. You agree to immediately inform us if you have any reasons to believe you will be unable to meet the scheduled delivery date under the Purchase Order. In case of late delivery or performance the payment date appearing on the corresponding invoice may be deferred by this same time.
4. QUALITY. You are responsible for the quality of the products and/or services delivered, as well as for strict compliance with the specifications set forth in the Purchase Order or in any separate documents that may govern the provision of the Deliverables. Unless otherwise indicated by us in writing on the Purchase Order or on other drawings or specifications in connection with the products and/or services ordered, all statutory, official and/or customary standards apply to the Deliverables.
In case we are or any of our affiliated companies is the holder of the intellectual property rights over the design of the products or technical processes used for the supply of the service(s) under a Purchase Order, you are not authorized to subcontract all or part of the performance of the Purchase Order to a third party, modify all or part of the manufacturing process or the technical process concerned, change any component, raw material or any other supply required for the provision of the Deliverable without our prior written consent. In case neither we nor any of our affiliated companies holds such rights, you are required to advise us of any change in manufacturing processes or other technical processes likely to modify the features of the products and/or services delivered as welt as of any subcontracting by you.
For the purposes of this document “affiliated company” means any company directly or indirectly controlling us, controlled by us or under the control of the same entity as the one controlling us. The definition of “control” is that provided in Article L. 233-2 of the French Code of Commerce.
You are responsible for identifying (failing an express indication in the Purchase Order) and applying any verification measures required to obtain the level of conformity and reliability required under the Purchase Order and the standards of the trade. You agree to keep written traces and recordings of the checks, tests and verifications carried out by you, and to furnish them to us upon our first request. As the Supplier of products and/or services intended for use in a production capacity you declare being acquainted with and agree to comply with the provisions of the following document: “Collection of GEHC-E procedures to be known by Suppliers”.
If your employees are assigned to work on a Deliverable within a site of GEHC-Europe or any one of its affiliated companies you are required to prepare a prevention plan and submit it to us or to the affiliated company, as applicable, for written approval. You are also required to inform your employees of the environmental protection rules, as well as workplace health and safety rules defined in the approved prevention plan. This prevention plan should be implemented prior to the commencement of any work by your employees on the sites referred to above. If you are a Supplier of potentially hazardous goods you are required to furnish us or the affiliated company concerned, as the case may be, with the corresponding safety data sheets.
5. SHIPPING / DELIVERIES. You agree to make shipments of the Deliverables in the quantities, on the date and at the place indicated on the Purchase Order. Products shall be delivered DDP (Delivered Duty Paid, Incoterms 2000). All product deliveries should be made during the business hours of the recipient. Together with the provision of each Deliverable you will remit to us or to the affiliated company designated by us a delivery slip printed on your official stationery indicating the date of delivery, the order number appearing on the Purchase Order, the product or service identification as well as, if applicable, the composition by box or other packaging unit, gross and net weight, quantity of boxes or other packaging units and quantities missing in relation to those stated on the Purchase Order. In no event may we be held liable for any delay in payment arising out of the non-delivery, late delivery, or delivery of a delivery slip that is incomplete or illegible. In case the products delivered are perishable, you are required to affix the expiry date on all indivisible packaging units of the products.
6. ACCEPTANCE / RETURNS. Verification and acceptance of delivery of each Deliverable shall take place within a reasonable timeframe following delivery but within no less than thirty (30) days. You may not consider the signature of the delivery slip by us or by any of our affiliated companies to constitute final acceptance. No Deliverable may be deemed to be accepted by us until verification of its conformity with the specifications set forth in the Purchase Order, its intended use and the applicable standards have been carried out. No inspection carried out on your premises by a government agency or authority or by any other body may defeat the provisions of this section.
In case the features and/or the quantity of the Deliverables provided are not in compliance with the indications set forth in the Purchase Order or the other specifications in connection with the Deliverables, we reserve the right: (i) for products, to refuse acceptance of delivery in full or in part; you have a period of eight (8) days from the notice sent to you to remove the refused products, at your sole cost and responsibility; beyond this time we reserve the right, at your cost and responsibility, either to return to you the products refused, or to warehouse them; and/or; (ii) to require that you deliver us in the best timely manner the additional quantities of products, the replacement products and/or, if applicable, that you provide us with the services ordered once again or complete them; the cost of the additional or replacement products and related shipping costs and/or the cost of the new services or completion services remaining at your sole charge; and/or (iii) seek the delivery of the additional or replacement products and/or the performance of the service(s) from a third-party contractor and invoice all of the ensuing costs and losses to you. You agree to immediately inform us if you have any reasons to believe that the products and/or services covered by the Purchase Order will not be delivered as per the specifications contained therein or in the above-mentioned other specifications.
7. WARRANTY. You represent and warrant to us that the products and/or services delivered shall be free of any defect and fit for their intended use. You further represent and warrant to us that we shall have undisturbed use and enjoyment of these products and/or services and that they are not subject to any intellectual property claim by any of your employees or any third party. Your acceptance of our Purchase Order entails a commitment by you to warranty spare parts and repairs/labor for products delivered for a period of twelve (12) months following their acceptance of delivery by us.
8. PRICE. Unless otherwise stipulated in writing by us, the prices indicated on Purchase Orders are firm and not subject to any increase.
For deliveries of products, prices are quoted DDP to the place of delivery specified on the Purchase Order, net of any other taxes, duties, charges or fees. Packaging may not be returned for a deposit refund without our prior written agreement. The packaging of products delivered is required to comply with the specifications set forth in the Purchase Order and/or other specifications in connection therewith. Failing this, we reserve the right to refuse acceptance of delivery of the products and/or to pursue the other rights available to us pursuant to section 6 above.
We may deduct from payments owed to you in consideration for the provision of the Deliverable(s) any tax, duty, employment-related tax or contribution as well as any assimilated charges paid by us should you fail to provide us with the documents that would have exonerated us from such payments.
9. INVOICES. Invoices should be sent to us by post and addressed to Supplier Billing Service, 283 rue de la Minière BP34 78533 Buc cedex, within five (5) days from delivery and indicate the order number appearing on the Purchase Order, the name and address of the parties, the identification of the Deliverable(s), the itemization of the price by type of product and/or service ordered, the total amount of the invoice, the date and reference of the delivery slip, and the shipping method as well as, where products are concerned, the quantities delivered, the unit of measure and the unit price. More generally, invoices are required to contain any information required by the applicable laws or regulations. One invoice per Purchase Order shall be issued.
10. PAYMENT. Subject to the conformity of an invoice issued with the requirements set forth in the Purchase Order, as well as the compliance of the Deliverables, we shall pay you within the time period expressly stipulated on the Purchase Order. We may automatically deduct any amounts you owe us on any basis whatsoever under any order from the amount owed to you on the basis of a different order. We may set-off the said amounts by right, regardless of whether the legal requirements for set-offs have been met or not. Any amount not paid on the due payment date by us shall carry a late payment interest penalty of one and a half times (1.5) the legal interest rate. Interest shall begin to run by week of continued non-payment following the expiry of a period of eight (8) days from an official request for payment sent to us by registered mail with return notice that shall have remained unpaid.
11. INTELLECTUAL PROPERTY. All drawings, documents, plans, models, samples and other proprietary information or materials communicated to you or with which you shall become acquainted in the framework of the fulfillment of a Purchase Order (“GEHC-Europe Proprietary Knowledge”) are and shall remain our exclusive property and we expressly reserve all of our intellectual property rights in respect of the foregoing. As a result, both you and all of your subcontractors, where applicable, agree not to copy or reproduce any of GEHC-Europe’s Proprietary Knowledge in whole or in part or use it in any way or form whatsoever, except as strictly authorized by us in writing. This authorization shall be granted by us on a non-exclusive and non-transferable basis for the sole purpose of the provision of the Deliverable concerned and for the sole duration of this provision.
All developments, computerized or not, studies, reports, documents or other new knowledge, patentable or not, that may be produced/created/collected by you in the framework of the provision of a given Deliverable (the “Results”) shall become our exclusive property on an ongoing basis when it is produced/created/collected, even if you have not yet communicated these Results to us.
This transfer of right, title and interest concerns all exclusive intellectual property rights (i.e., industrial property rights as well as literary and artistic property rights, such as defined below) on a worldwide basis, for the term of validity of such rights, without any restriction in terms of print runs, broadcasting, rebroadcasting or use. We may be substituted in the exercise of all or part of such intellectual property rights by a third party pursuant to a transfer, assignment, license grant or any other legal method of conveyance. You also agree to assign to us all tangible property rights in and to the media on which the Results are fixed that allow for their manufacturing.
The assignment price is expressly included in the price paid to you for the provision of the Deliverable concerned.
Where the rights concerned by this assignment concern software products, the assignment shall cover both the object code and the source code for all of the elements of the Results, including the preparatory materials and related documentation.
For the purposes hereof literary and artistic property rights mean the exclusive rights referred to in the first part of the French Intellectual Property Code (Articles L. 111-1 to L. 335-10), including neighboring rights and the sui generis rights of producers of databases, for the types of use listed below regardless of the type of work involved, whether individual, a work of joint authorship or a collective work: (a) The right to reproduce, duplicate, print, record all or part of each of the Results, on any media including, but not limited to, paper, films, magnetic bands, computer or digital formats as well as all media known now or in the future, in all formats, this right of reproduction comprising the right to permanently or temporarily reproduce all or part of each Result, in any way and form, including, but not limited to, for any display, execution, transmission or storage operation on all sites; (b) The right to establish any version, in French or in any other language, including any computer language, of all or part of each of the Results, and more generally, the right to translate, arrange, modify, adapt, and transform in full or in part and in any written, oral, telematics, digital or other form each of these Results for the purpose of all types of exploitation; (c) The exclusive right to publish, broadcast, edit or re-edit, exploit, grant or assign user rights, rent or loan in any way, reproductions of all or part of the Results, in their original version or in a version such as previously defined, whether free of charge or for a fee; (d) The exclusive right to perform, broadcast and exploit all or part of each of the Results in their original version or in a version such as previously defined, in any way including, but not limited to, by television broadcasting and public communication on a wire or wireless basis, by public projection, by transmission in a public place of the work broadcasted or communicated to the public, by public presentation or in any other way; (e) The right of error correction, monitoring and maintenance. Accordingly, we are the sole party authorized to exploit the Results directly or indirectly subject to compliance with the applicable legal conditions. In case the Results are patentable in full or in part, we shall be the sole party authorized, should we deem it appropriate, to file or have filed by the third party of our choice, in our name and at our expense, one or more patent applications covering all or part of the Results in all countries. You shall provide us with your assistance, within the limits of your capability, in filing at our cost the applications for patents referred to above and in defending and maintaining any patents obtained. Our ownership of the Results carries with it the prohibition for you to make use, for your own account or for that of a third party, all or part of the Results without our prior, express written consent. This prohibition only extends, however, to Results specifically produced for us and not general knowledge in the public domain or know-how implemented or developed by you for the purposes of, or in the framework of, the provision of the Deliverables hereunder. You hereby agree to hold us harmless from and against any breach by you of these terms of purchase as well as any claim brought against us by a third party, including but not limited to salaried creators or outside creators having participated in any capacity whatsoever in the production of the Results.
12. TRADEMARKS. The name, logo, trademark of each party shall remain their sole and exclusive property.
13. CONFIDENTIALITY. You agree not to disclose or communicate to any person, or to exploit for yourself or for a third party, in any way and on any media whatsoever, directly or indirectly, without our prior written consent, any files, documents, tools, materials, designs, drawings, plans, models, samples or other elements communicated to you, or of which you acquire knowledge or which you have produced/created/collected in the framework of the fulfillment of a Purchase Order. More generally, any information communicated in the framework of a Purchase Order shall be deemed to be confidential and exclusively proprietary to us and you agree to take any measures required to prevent the disclosure of any such information. Upon our request, you agree to immediately return, notably upon the completion of provision of a Deliverable, all of the files, documents, tools, materials, designs, drawings, plans, models, samples and other elements referred to above.
14. TRANSFER OF TITLE AND RISK OF LOSS. For products, subject to the terms of section 11 above concerning the transfer of ownership of Results, title and risk shall pass to us upon the delivery to the locations specified by us in the Purchase Order.
15. FORCE MAJEURE. In case of any event of force majeure, labor conflict or any other event outside of our control, we disclaim all liability for refusing to accept scheduled deliveries.
16. COMPLIANCE WITH APPLICABLE LAWS. You represent and warrant to us that in the fulfillment of a Purchase Order you will comply with all applicable laws and regulations, including, but without restriction, those applicable to fraud, intellectual property, environment protection, health and hygiene, labor and employment law, pricing and customs matters. Without limiting the general nature of the foregoing, you represent and warrant that the products, their manufacturing and/or the services provided shall conform with all of the laws and regulations applicable in the medical domain.
17. TERMINATION. We may terminate the sale agreement resulting from the Purchase Order pursuant to the preamble hereof by right, without the requirement for court intervention, and without any indemnities whatsoever being payable to you in case of (i) non-performance by you of one or more of your obligations under the order concerned and/or (ii) non-compliance by you or by the products and/or services provided by you with the applicable laws or regulations. Termination shall become effective ten (10) calendar days after the mailing to you of a notice of breach by registered mail setting forth the cause for termination, unless you have cured the breach in full within this period, the a foregoing is without prejudice to any damages we may claim on the basis of such breach.
18. PUBLICITY. Under no circumstances may you use our orders for direct or indirect advertising or promotional purposes.
19. GOVERNING LAW / CHOICE OF VENUE. All orders by us and the resulting sales are governed by the laws of France, without regard to its conflict of laws rules or the provisions of the United Nations (Vienna) Convention of April 11, 1980 on contracts for the international sale of goods.
All disputes arising between us in connection with, or arising out of the existence, validity, interpretation, performance and/or termination of a purchase order (or any terms whatsoever thereof) and/or the resulting sale that cannot be resolved amicably shall be settled by the competent courts of paris, including in case of summary proceedings, codefendants, impleader or contrary provision contained in your standard terms of sale or any of your commercial documents.

Attachment G
Product Change Notice Form

Before using this document, assure it is the latest revision.
See the Quality Systems Web page for current revision.
GLOBAL SOURCING PROCEDURES	http://3.231.180.180/cgi_bin/mfg/manuf/qualityprocedures I.pl?pm=LIST If you need assistance consult with your Mfg. Quality Representative
GE Medical Systems

TITLE: Supplier Change Notice Control	PROCEDURE NO: 7.4.2-02GQP

OWNER: GSC EHS and Quality Compliance Manager	PAGE 1 of 4

DATE ISSUED: 5/2004	DUE FOR REVIEW: 5/2006
I.	SCOPE

The purpose of this document is to define the criteria for initiating a Supplier Change Notice and the processes to be used to communicate and implement these change notices within GEMS and with the suppliers.

II.	REFERENCES

3.0.0-01GQP Terms and Definitions 7.4.2-02F Supplier Internal Transfer Risk Assessment Tool

III.	RESPONSIBILITIES
A.	Supplier Quality or equivalent is responsible for the following:
1.	Act as the focal point for all generated SCN’s; Supplier or GEMS generated.

2.	Assure SCN clarity, correct change categorization, and provide initial technical screening upon receipt.

3.	Utilize the SCN Support Central process (SCN number assigned by Support Central).

4.	Drive the completion of SCN’s via interface with modality point of contact.

5.	Close the SCN upon completion.

6.	Notify Supplier of SCN decision (Accept/Reject).

7.	Ensure the master copy of the SCN is maintained in Support Central.
B.	Manufacturing Process Engineer or equivalent is responsible for the following:
1.	Provide the manufacturing quality evaluation for the proposed change.

2.	Provide leadership in review of requested change to insure process compatibility.

3.	Respond to the SCN request in a timely fashion.

4.	Consult with Engineering and other technical resources to determine required action.

5.	Provide rework instruction for Manufacturing in the event of needed floor action.

6.	Track SCN implementation at GEMS when a change requires manufacturing action. Communicate change requirement to Production Planning.
C.	Engineering is responsible for the following:
1.	Provide technical evaluation of SCN requests. Consult with other modalities or P & L’s in the event of multi-modality or P & L use to determine impact and required action.

2.	Act as the modality point-of-contact to review and approve the eSCN from Support Central site.

3.	Notify the Manufacturing Process Engineer (MPE) or equivalent at respective modalities to determine the plan needed to properly analyze and approve the SCN.

4.	Provide UL/ETL/CSA/FDA or other applicable agencies impact information as it related to the SCN if needed.

5.	Respond to the SCN request in a timely fashion.

Before using this document, assure it is the latest revision.
See the Quality Systems Web page for current revision.
GLOBAL SOURCING PROCEDURES	http://3.231.180.180/cgi_bin/mfg/manuf/qualityprocedures I.pl?pm=LIST If you need assistance consult with your Mfg. Quality Representative
GE Medical Systems

TITLE: Supplier Change Notice Control	PROCEDURE NO: 7.4.2-02GQP

OWNER: GSC EHS and Quality Compliance Manager	PAGE 2 of 4

DATE ISSUED: 5/2004	DUE FOR REVIEW: 5/2006

6.	Determine if a Product Change Notice (PCN/ECR/ECO) is required, and if so, initiate the Change Notice.
D.	Supplier is responsible for the following:
1.	Follow the SCN Procedure to communicate product changes to GEMS.

2.	Manage product changes from supplier sources in a similar fashion.

3.	Provide GEMS with adequate 90-day notice before implementation of changes.
IV.	PROCEDURE
A.	An SCN must be submitted for approval to GEMS for any change in the supplier’s product or the production process, including manufacturing location changes, that may affect the form, fit, function, reliability, serviceability, performance, safety, interchangability, regulatory compliance or interface with GEMS product.

B.	If the communication of the change comes from a GEMS affiliate, this change must not be documented in the SCN process. This change needs to be communicated to the appropriate modality responsible for the product so that the change can be handled through the internal change control process.

C.	If the supplier is building to GEMS prints/specifications, any changes to the supplier’s processes must be communicated to GEMS as a Supplier Change Notice.

D.	For SCN’s related to the change in manufacturing location, the SQE or equivalent must complete the Supplier Internal Transfer Risk Assessment Tool, 7.4.2-02F, as a guideline to decide if the transfer should be completed through the eNPl process. Instructions on use of the tool and guidelines for scoring are located in 7.4.2-02F.

E.	With regard to product changes, if GEMS owns the design and the supplier is building to print/specification, a Product Change Notice (PCN/ECR/ECO) is required to make changes. The supplier will use the SCN process to notify GEMS of these change requests and GEMS will be able to document this request and route it to the proper Engineering Design Owner. If the supplier owns the design, any changes to the design and the manufacturing process are required to be communicated to GEMS as a Supplier Change Notice.

F.	Once the SCN is determined to be needed, the supplier must communicate all required information to GEMS Sourcing Point of Contact (SCN Incoming Admin) a minimum of 90 days prior to the implementation of the change. The required information is noted by a red asterisk in the Support Central form but must include the following items:
1.	All required supplier contact information per Support Central form.

2.	GEMS part number(s) affected by the change.

3.	Modality impacted by the change.

4.	Desired cut-in date.

5.	Is the part being transferred to another location.

6.	Problem description followed by questions related to part use.

7.	Description of the solution/change.

Before using this document, assure it is the latest revision.
See the Quality Systems Web page for current revision.
GLOBAL SOURCING PROCEDURES	http://3.231.180.180/cgi_bin/mfg/manuf/qualityprocedures I.pl?pm=LIST If you need assistance consult with your Mfg. Quality Representative
GE Medical Systems

TITLE: Supplier Change Notice Control	PROCEDURE NO: 7.4.2-02GQP

OWNER: GSC EHS and Quality Compliance Manager	PAGE 3 of 4

DATE ISSUED: 5/2004	DUE FOR REVIEW: 5/2006
G.	The GEMS Sourcing Point of Contact will assign the appropriate SQE or equivalent to the SCN based on the Purchased Family of the affected part.

H.	The responsible Supplier Quality Engineer (SQE) or equivalent will ensure that the SCN form is properly and accurately filled out.
1.	If the part is being transferred to another location, the SQE or equivalent must answer all of the questions related to location in the form to determine if an eNPI project must be initiated.

2.	Based on the Problem Description and the Solution/Change, the SQE or equivalent must ensure that the questions related to part function and regulatory concerns have been addressed.

3.	Once this information is accurate, the SQE or equivalent can approve the SCN completely if the SCN is deemed to have no known impact to GEMS product.

4.	If the SCN is suspected to have an impact on GEMS product, the SQE or equivalent will select the route option and the SCN will move through the predetermined workflow.
I.	The Global Sourcing Leader (GSL), assigned in the workflow by the Purchased Family designation, will check the SCN for cost impact and will assign the Modality Point of Contact for the next workflow step.

J.	The Modality Point of Contact will review the part information and assign the Engineering Design Owner for the next step in the workflow. The Modality Point of Contact is also responsible tor expediting the SCN through the EDO process.

K.	The Engineering Design Owner will coordinate the change with all of the other appropriate functions to ensure that the change impact will be properly reviewed, evaluated and approved.
1.	If the change is determined to have no impact on GEMS product, the SCN will be approved and routed to the Sourcing Point of Contact for closure.

2.	If the change needs more information, such as samples, description of problem or clarification of solution, the SCN will be updated with the requests for information and routed back to the Sourcing Point of Contact. This request will be routed to the requestor/supplier for the requested information.
a.	When the required information has been gathered, the requestor/supplier will approve/forward the SCN to the Sourcing Point of Contact.

b.	The Sourcing Point of Contact will execute the workflow as per Step G above.
3.	If the change is rejected, the SCN will be routed back to the Sourcing Point of Contact for communication and closure to the supplier as rejected.
L.	The SCN documentation including any attachment will be stored in Support Central for the life of the product as defined by GEMS.
V.	COUNSEL

Sourcing Regulatory Leader

Before using this document, assure it is the latest revision.
See the Quality Systems Web page for current revision.
GLOBAL SOURCING PROCEDURES	http://3.231.180.180/cgi_bin/mfg/manuf/qualityprocedures I.pl?pm=LIST If you need assistance consult with your Mfg. Quality Representative.
GE Medical Systems

TITLE: Supplier Change Notice Control	PROCEDURE NO: 7.4.2-02GQP

OWNER: GSC EHS and Quality Compliance Manager	PAGE 4 of 4

DATE ISSUED: 5/2004	DUE FOR REVIEW: 5/2006

REVISION HISTORY

Issue
Date	AUTHOR		APPROVAL		REASON FOR CHANGE
	NAME	DATE	SIGNATURE	DATE
10/03	K. Adam	10/03	B. Hulse	10/03	New Procedure

5/04	K. Adam	5/04	B. Hulse	5/04	Revised procedure to add the use of the eSCN Support Central tool and the use of the Transfer Risk Assessment form.

Attachment H
Repair Information and Service Packaging

GEMS Europe		EPO15R1
TEST, PACKAGING and
MARKING PROCEDURE
	FOR SERVICE PARTS	Revision 5

Global Parts Europe		Date : Oct 2002
REVISION HISTORY

Revision	Date	Reason for change

0	April 2nd 1993	Initial release of PGR 15.1
1	October 8 1993	Modification of pages 2,4,5,6 of the PGR 1.5.1
2	December 1994	Renumbering
3	January 1996	Modification page 3: addition of quality label
4	December 1996	Update
5	Oct 2002	Redefine Packaging Guidelines and Quality Seal

TABLE OF CONTENTS

1.	PURPOSE OF PROCEDURE	2
2.	SCOPE	2
3.	TEST SPECIFICATIONS	2
4.	GENERAL PACKAGING SPECIFICATIONS	2
5.	CATEGORIES OF PACKAGING	3
6.	PACKAGE IDENTIFICATION	4
7.	QUALITY SEAL	4
8.	PACKING LIST	4
9.	USE OF GE LOGO	4
APPENDIX 1 CIRCUIT BOARD PACKAGING GUIDELINES		5
APPENDIX 2 EXAMPLES OF PACKAGING		6
APPENDIX 3 LABELS USED		7
APPENDIX 4 HOW TO SEAL A PACKAGING		8

Owner:	R. Lebret
Function:	Quality Leader

Approved by:	P. Vinet
Function:	Repair Operation and Development, Manager
Before using this document, check that you have the latest revision.
This document is proprietary to GE Medical Systems.
Page 1/8

GEMS Europe		EPO15R1
TEST, PACKAGING and
MARKING PROCEDURE
	FOR SERVICE PARTS	Revision 5

Global Parts Europe		Date : Oct 2002
1.	PURPOSE OF PROCEDURE

This procedure is to:

Define test, packaging and marking rules for service parts delivered by European suppliers when no other specific document is associated to a part.

Reference documents

GEMS Global Packaging Guideline recommendations # 2155696PRE (available on www.gegsn .com)

2.	SCOPE

This procedure applies to all service parts supplied to Service, both new and repaired parts when no other specific document is associated with the parts. This includes such items as electronic boards, HV supplies, power supplies, cables, components, and consumable and repairable accessories, without any restriction.

3.	TEST SPECIFICATIONS

Every part must be verified according to the characteristics provided by the manufacturer. Every part must be functionally verified according to current state of the art practices.

4.	GENERAL PACKAGING SPECIFICATIONS
a.	Parts shall be individually packaged, even for small parts excep when specific instructions refer to a kit.

b.	Size of Package shall be adapted to the size of the part: as small as possible, while maintaining adequate protection.

c.	Weight restrictions — Units over 25 kg shall be banded to a pallet and they shall have special handling hazards marked on the outside, using international symbols.

d.	Hazardous materials shall be handled in the following manner: Package, mark, label and document any material or product that is regulated as hazardous

e.	Packages shall provide basic protection from moisture, crushing, paint scuffing, corrosion, temperature and other product specific needs as required.
Before using this document, check that you have the latest revision.
This document is proprietary to GE Medical Systems.

Page 2/8

GEMS Europe		EPO15R1
TEST, PACKAGING and
MARKING PROCEDURE
	FOR SERVICE PARTS	Revision 5

Global Parts Europe		Date : Oct 2002

f.	Repairable parts : Repairable parts must be wrapped in packages which facilitate their return to repair centers. The packaging must be replaced after each repair to obtain a clean package ready for the next shipment except if the package is considered as a Reusable package (see next paragraph).

g.	Reusable packaging: Reusable package may be used for expensive packaging. The main and expensive parts of the package can be reusable. This can be achieved easily by using a low-cost, replaceable external case. The external packaging must be replaced after each delivery to obtain a clean package ready for the next shipment.

h.	Protection from static electricity : All electronic boards and parts containing sensitive, accessible components must be protected from damage due to electrostatic discharge (ESD). ESD sensitive parts shall be wrapped in a conductive antistatic bag or film. The bag must be closed using a tamper-proof label (see Appendix 2 & 3). See Appendix 1 for detailed instructions about ESD.
5.	CATAGORIES OF PACKAGING

The following categories were created to give examples of the minimum necessary requirements. Components may still need specially designed packaging to be able to meet the testing standards.
a.	Electronic Components (circuit boards, etc)
ESD bag with ESD foam individually boxed. The component shall fit snug in the box. Foam must be on all sides of the box.
See Appendix 1 for specific guidelines

b.	Cables Individually packaged in a bag with connectors bubble wrapped. The bags shall be labelled.

c.	Mechanical/Plastic components Individually boxed and packaged in bubble wrap and/or foam.

d.	Batteries Shall be treated as a hazardous material and shall meet all government regulations unless otherwise stated as exempt.

e.	Power Supplies/Transformers Flexible foam shall be used to protect the units. Double cardboard shall be used.

f.	Pressurized Cans Shall be treated as a hazardous material and shall meet all government regulations, unless otherwise stated as exempt.

g.	Oversized items See specification 2155696PRE.
Before using this document, check that you have the latest revision.
This document is proprietary to GE Medical Systems.

Page 3/8

GEMS Europe		EPO15R1
TEST, PACKAGING and
MARKING PROCEDURE
	FOR SERVICE PARTS	Revision 5

Global Parts Europe		Date : Oct 2002

h.	Computers/monitors Packaged with foam inserts in a corrugated container with access holes.

i.	Kits Packaged in a bag. The bags must be labelled.
6.	PACKAGE IDENTIFICATION (SEE APPENDIX 3)

All individual packages must be labelled with a label that specifies the following:
➢	GEMS Part Number

➢	Part Description

➢	Bar Code encoding Part Number

➢	Supplier name

➢	Country of Origin

➢	Purchase Order or Repair Order

➢	Serial Number if required by GELS
The medium to be used shall be white adhesive labels with printing black ink. The size of the characters printed on the label must be greater than 6mm.

Labels must be placed in a visible location where they are protected from being turn off during handling.

7.	QUALITY SEAL (SEE APPENDIX 3)

Quality Seal is used as a seal of quality and placed on the external packaging (see Appendix 4). Quality Seals must be placed on all entry points (generally up and down). This assures the recipient that the package has not been opened in transit. However, should the package be opened to allow a check, the operator will have to repack and reseal the package with a properly filled up label identifying the warehouse.

8.	PACKING LIST

Packing List For “Service Parts” :
Include a packing list that identifies the GEMS Part Number, PO number or Repair order number and quantities all of the materials included with the shipment. Any documentation needed to receive the part at the distribution facility must be on the outside of the package so opening is not required.

9.	USE OF GE LOGO

Use the GE logo on supplier packages only when specifically stated in the purchase order package. When used, specific guidelines must be followed for placement and size of all logo graphics. Specific layout instructions and artwork are available through GEMS on request.
Before using this document, check, that you have the latest revision.
This document is proprietary to GE Medical Systems.

Page 4/8

GEMS Europe		EPO15R1
TEST, PACKAGING and
MARKING PROCEDURE
	FOR SERVICE PARTS	Revisions 5

Global Parts Europe		Date : Oct 2002
APPENDIX 1
CIRCUIT BOARDS PACKAGING GUIDELINES
Electronic boards are packaged individually.
The packaging comprises two parts:
▪  Sealed conductive antistatic bag ensuring protection of the board from electrostatic discharge (ESD).
▪  Sealed cardboard box, with markings to identify its contents, to ensure mechanical protection of the board.
Antistatic bag
Only conductive antistatic bags made of a multiple-layer film of polyethylene, polyester, and nickel are authorized. These bags are transparent, so that the board can be identified without opening the bag.
The bag must be used to return repairable boards to the repair center.
The bag must be closed using a tamper-proof label (see Appendix 2 & 3).
This provides a guarantee that a true faraday cage has been created around the board which is thus protected against static electricity and a means of determining whether or not the board has been removed from its protective envelop.
Cardboard box
The cardboard box has two parts :

• Pre-printed cardboard case accommodating the marking labels
• Pre-folded cardboard sheet, coated with shock-absorbing foam
Note: It is recommended that the foam should be easy to separate from the cardboard to satisfy packaging recycling requirements.
External dimensions of the package shall be at least 30 mm greater than those of the part packaged.
The package must however, hold the part firmly.
The case is preferably pre-printed
The package carries the mandatory marking labels described in Appendix 3.
Closure of the cardboard box must provide a guarantee to the user against all risk of opening. The closure shall be ensured by a flexible crimped tape, and a quality seel (see Appendix 3) shall enable the user to check that the package has not been opened.
It is requested that antistatic bag be sealed. The name of the repair or manufacturing centre technician in charge of the final test, and the test date must be indicated either on the board or on the antistatic bag label.
The cardboard box used to delivery parts to the Global Parts must be clean and free of handwritten markings or labels other than that indicating the part number, the board origin and the quality seal. This is essential to prevent errors of identification or distribution. Package is sealed to eliminate all handling risks.
Before using this document, check that you have the latest revision.
This document is proprietary to GE Medical Systems.

Page 5/8

GEMS Europe	TEST, PACKAGING and MARKING PROCEDURE FOR SERVICE PARTS	EPO15R1
Global Parts Europe		Revision 5 Date : Oct 2002

EXAMPLES OF PACKAGING

APPENDIX 2

Page 6/8

GEMS Europe	TEST, PACKAGING and MARKING PROCEDURE FOR SERVICE PARTS	EPO15R1
Global Parts Europe		Revision 5 Date : Oct 2002

LABEL USED AS SEAL OF QUALITY **APPENDIX 3**

Filled in ONLY when part has been repaired
GE Medical Systems Quality Control Seal
GOOD TO STOCK
GE PART NUMBER: 2006588945
REPAIR PART Details
E12B31
MEDELEC SA
Michel PARROT / 1258965
Originating Warehouse
Other

IDENTIFICATION LABEL

Bar code encoding GEMS Part Nb
46-908878G03
P/N: 46-908878G03
PCB 7A12 BASE AEC (F04)
GEMS ERO
FRANCE
PO/RO: F-90000194-01
S/N: 1598756
GEMS Part description
Supplier / Repair supplier
Country of origin
Purchase Order Repair Order
Serial Number if required by GELS

MODEL OF SEALING LABEL FOR ANTISTATIC BAG (example)

GENERAL ELECTRIC
GEMS-EUROPE
MEDICAL SYSTEMS GROUP
PARTS AND REPAIR OPERATION
BUC REPAIR CENTER
BUC MANUFACTURING
QUALITY CONTROL SEAL
CAUTION
A BROKEN SEAL IMPLIES THAT THIS BOARD MAY BE DEFECTIVE
THIS
PASSED RECONSTRUCTION TEST OR A SYSTEM LEVEL EQUIVALENT TEST
TECHNICIAN
DATE

Page 7/8

GEMS Europe	TEST, PACKAGING and MARKING PROCEDURE FOR SERVICE PARTS	EPO15R1
Global Parts Europe		Revision 5 Date : Oct 2002

APPENDIX 4

HOW TO SEAL A PACKAGING

Quality Seals on both entry points

Identification Label on the side of the box

Page 8/8

Attachment I
Purchased Material Quality Requirements
Signed on December 1st, 2005 (attached)

Before using this document, assure it is the latest revision.	7.4.2-01F-GQP
See eLibrary DOC0079550 for current revision.	Revision: 01
Due for Review: 10/2007
GE Healthcare Minimum Purchased Material Quality Requirements
Supplier Name: Volcano Corporation
Supplier Businesses/Location(S): Rancho Cordova CA USA,
__________________________________________________
__________________________________________________ _________________________________________________ _
Section I — Quality Items: The Supplier is responsible to meet or exceed the part requirements and specifications as referenced in the Purchase Order or Purchase Agreement with GE Healthcare (“Agreement”). The measurement of defects for each Supplier by part may be calculated periodically and either reported directly to a Supplier or available on request. Upon request from GE Healthcare, the Supplier shall provide documented plans and/or procedures for rework, repair, and testing of defective returns.
Upon request from GE Healthcare, the Supplier shall provide documented corrective action plans to prevent future deviations from the specification. The Supplier shall have a total of thirty (30) days from receiving a corrective action request from GE Healthcare to submit formal documentation to address the non-conformance and provide details of the corrective action.
Section II — Engineering Specifications Section: The Supplier is responsible to ensure that delivered items meet the requirements of the revisions and/or versions specified on the applicable Agreement. A complete listing of required documents and revision levels for each physical identifier is available in the GE Healthcare Global Product Structure (bill of material). This will be provided to the Supplier by GE Healthcare. The Supplier is responsible to resolve discrepancies between this list and the documentation in their possession before items are manufactured. For GE Healthcare designed Products, the Supplier is responsible to assure that both they and their Sub-Suppliers use GE Healthcare engineering documentation which are maintained in compliance with all accepted Engineering Change Requests/Engineering Change Orders issued by GE Healthcare.
Upon request from GE Healthcare, the Supplier shall ensure that part qualification is conducted and documents are submitted as required. The part qualification requirements shall be determined by GE Healthcare and shall consist of a minimum of a part layout plan, capability study, and a process control plan.
Section III — Compliance: Where applicable, the Supplier shall maintain compliance to industry standards and product listings such as UL, CSA, IEC etc., for all Products delivered to GE Healthcare. Where applicable, Supplier shall also maintain compliance to EU directives and their member state transpositions, specifically EU Directive 2002/95/EC (RoHS Directive) and 2002/96/EC (WEEE Directive) as amended. Additionally, the Supplier shall maintain. compliance with any and all laws and government regulations that apply in the manufacturing and delivery of its products, including reporting, record keeping and production testing applicable to the manufacture of medical devices, radiation emitting devices and electromagnetic compatibility for all products delivered to GE Healthcare. Such laws may include, but are not limited to, United States and foreign medical device laws, regulations and directives, labor laws, environmental laws, Custom Trade Partnership Against Terrorism (CTPAT) regulation and product safety laws. The Supplier shall provide GE Healthcare all information necessary to enable GE Healthcare to comply with the laws and regulations applicable to the GE Healthcare sale and use of GE Healthcare products.

Before using this document, assure it is the latest revision.	7.4.2-01F-GQP
See eLibrary DOC0079550 for current revision.	Revisions: 01
Due for Review: 10/2007
GE Healthcare Minimum Purchased Material Quality Requirements
If ElectroStatic Discharge (ESD) sensitive devices are supplied to GE Healthcare, the Supplier must have an active ESD program and use proper ESD handling and packaging procedures. Applicable components include circuit boards, electronic assemblies with exposed components or connectors, semi-conductors and any other devices that may require ESD protection. Suppliers must maintain records of the testing done and training provided.
Section IV — Change Notification: Changes proposed by Supplier, both material and process changes, which may affect form, fit, function, reliability, serviceability, performance, functional interchangeability, regulatory compliance, safety, options or spare parts interchangeability or interface capability with GE Healthcare Product must be submitted along with a written change notice, for GE Healthcare approval. This includes, but is not limited to, changes of sources of material and parts, changes in manufacturing processes, test procedures, manufacturing locations, relocation or replacement of equipment and any similar changes that are anticipated by Sub-Suppliers. Items affected by such changes may not be delivered to GE Healthcare until the Supplier has received written approval for the changes from GE Healthcare. At minimum, the change notice must include the Supplier’s affected part number, date of implementation, serial number effectivity of the assembly that is changed, reason for the change, specific details of the change and supporting data that demonstrates that part reliability has not been impacted negatively. The change must not be implemented without prior written consent from GE Healthcare, which shall not be unreasonably withheld. In addition, GE Healthcare has the right to request samples for evaluation by GE Healthcare.
Section V — Packaging and Shipping Methods: The Supplier shall provide packaging and shipping methods to prevent cosmetic, mechanical and electrical damage to the Product. A packing list showing purchase order number, part number, revision number, total number of articles/boxes shipped, date of shipment and quantity must be affixed to the outside of the container. The Supplier shall meet or exceed the detailed specifications of the GE Healthcare packaging requirements found in the Supplier Packaging Guidelines, document number 2134821PRE, and the Global Packaging Guidelines for International Shipments, document number 2100268PRE.
Section VI — Quality Record Retention: The Supplier shall maintain clear, clean and accurate records of results of acceptance activities for each Product delivered to GE Healthcare. These records shall include the test/inspection criteria, revision level of documents/equipment/software used, activities performed (planning, routing or traveler sheets), dates of test/inspection, results and identification of the individual(s) conducting the activities. Where applicable, these records shall include a list of the equipment used for test/inspection. The Supplier shall store all records pertaining to the Product until GE Healthcare notifies the Supplier that the product life has ended and/or GE Healthcare requests the records.
Section VII — Quality and Safety Reporting: The Supplier shall maintain a documented reporting system to GE Healthcare when the Supplier has knowledge of any product issue related to safety or quality that results in stopping shipment or requires a recall. Any actions taken by the Supplier to report a recall to a regulated agency must be communicated to GE Healthcare immediately (within 24 hours). GE Healthcare has the right to request Supplier to provide all documents regarding the specific issue including the analysis, root cause and corrective action taken to minimize any risk to GE Healthcare customers.

Before using this document, assure it is the latest revision.	7.4.2-01F-GQP
See eLibrary DOC0079550 for current revision.	Revision: 01
Due for Review: 10/2007
GE Healthcare Minimum Purchased Material Quality Requirements
Section IIX — Quality Systems: The Supplier shall maintain a documented quality system that encompasses the following areas: how quality documents are generated and controlled, how manufacturing processes are controlled, how special or automated processes are validated, how suppliers are controlled, how test equipment is calibrated and controlled, handling of defective material, how corrective action processes are controlled, and how process control is implemented. The ISO 9001:2000 Standard, ISO 13485:2003 Standard and the FDA Quality System Regulation (Code of Federal Regulations 21CFR Part 820) should be referenced as examples of Quality System structure and discipline. GE Healthcare may audit the Supplier’s quality system at periodic intervals upon written advance notification. GE Healthcare may also request periodic, joint quality assurance meetings at the Supplier’s facility to update the Status of product quality and reliability.
Section IX — Documentation: The Supplier shall ensure that all GE Healthcare documentation is controlled and distributed with the correct revision level to the appropriate personnel that produce the product for GE Healthcare. The Supplier shall also ensure that all GE Healthcare documentation is treated as proprietary and confidential. The Supplier shall be responsible for ensuring that all applicable GE Healthcare documentation is provided to all of the Supplier’s Sub-Suppliers involved in the supply of product for GE Healthcare.
Section X — Order of Precedence: This document shall be an addendum to any Purchase Agreement or existing Purchase Orders between Supplier and GE Healthcare. Any conflict between this document and a Purchase Agreement regarding the minimum material quality requirements shall be resolved pursuant to the terms of the Purchase Agreement. Any conflict between this document and the Purchase Order regarding the minimum material quality requirements shall be resolved pursuant to the terms of this document.
Agreed to and Accepted by Supplier

Signature: Printed Name:	/s/ David Tucker David Tucker

Title:	Director of Quality Assurance

Date:	December 1, 2005

Supplier Name:	Volcano Corporation

Agreed to and Accepted by GE Healthcare

Signature:	/s/ Jean Louis Baudet

Printed Name:	Jean Louis Baudet

Title:	Global Modality Sourcing Leader Ies.

Date:	December 1, 2005

Attachment J
Initial Orders for Pilots

Item	Qty	Description	Delivery Date	Total USD
1	1	s5i Pilot #1	April 1, 2006	USD [CONFIDENTIAL]
2	1	s5i Pilot #2	April 7, 2006	USD [CONFIDENTIAL]
3	1	s5i Pilot #3	April 7, 2006	USD [CONFIDENTIAL]
4	1	s5i Pilot #4	April 7, 2006	USD [CONFIDENTIAL]
5	1	s5i/GE Pilot #1	May 1, 2006	USD [CONFIDENTIAL]
6	1	s5i/GE Pilot #2	May 1, 2006	USD [CONFIDENTIAL]
7	1	s5i/GE Pilot #3	May 1, 2006	USD [CONFIDENTIAL]
8	1	s5i/GE Pilot #4	May 1, 2006	USD [CONFIDENTIAL]

	8			USD [CONFIDENTIAL]
Terms and conditions subject to the Agreement GEMS / VC Agreement # 06-OEM-VC-EV-JLB

Attachment M
Countries of the Territory that Currently Maintain Exclusive Distribution
Agreements with Volcano
Argentina, Australia, Brazil, Bulgaria, Canada, Columbia, Cyprus, Czech Republic, Finland, Greece, Hong Kong, Iceland, India, Indonesia, Israel, Italy, Kuwait, Latvia, Lebanon, Lithuania, Malaysia, Mexico, New Zealand, China (North), Pakistan, Phillipines, Poland, Portugal, Puerto Rico, Romania, Russia, Saudi Arabia, South Korea, Spain, Taiwan, Thailand, Turkey, U.A.E, Venezuela

Attachment N
EU Language Policy

GLB CPF1037-001-EMEA Language Requirements	Page 1 of 11
EMEA Language Requirements
DEFINITIONS
1.	EMEA: Europe, Middle East, Africa,

2.	Labeling: All written, printed or graphic matter on a medical device or any of its containers or wrappers accompanying a medical device and relating to its identification, technical description and use.

This excludes shipping documentation and promotional material.

This excludes such information necessary for configuration, installation and service which must be performed by trained and English speaking staff

3.	Label: All written, printed or graphic matter upon the device or immediate containers or wrappers necessary for the safe use of the device

4.	Secondary Language/Flexibility: The possibility of an exemption of mandatory countryspecific language requirements in order to use another language.

5.	GUI = Graphical User Interface: Any textual information visible to the end user e.g. patient and end user specific on-screen information or context menue or on-screen help, print outs, keyboards etc.

This excludes such information necessary for configuration, installation and service which must be performed by trained and English speaking staff.

6.	Device Evaluation = Milestone: External Evaluation within NPI process. The purpose of the evaluation is to obtain customer’s feedback about the functions and features of the medical equipment. The medical equipment used for this customer evaluation shall be CE marked and thus demonstrates that the used medical product complies with the relevant Essential Requirements of the MDD 93/42/EEC. This is NOT Clinical Investigation or Clinical Evaluation.

TBD = Not started or pending investigation into potential legal exemptions
INFORMATION IN THIS DOCUMENT WAS VERIFIED BY LAWYERS, LOCAL
COMPETENT AUTHORITIES OR LOCAL QRS PERSONNEL

GLB CPF1037-001 EMEA Language Requirements	Page 2 of 11
European Union/EFTA

Secondary
		Graphical User	Safety related	Operator’s	Device	Languages or known
Country	Labels	Interface	Information	Manual	Evaluation	Flexibility

Austria	German	German	German	German	TBD	none

Belgium	Dutch + French + German must be provided	Dutch + French + German must be provided	Dutch + French + German must be provided	Dutch + French + German must be provided	English	The legal requirement under Belgian law (Royal Decree of 18 March 1999) is that : - for patients, the three national languages must be used;
- for professional users, the national language of the professional must be used.
Exceptions to the latter are possible if the following conditions are met:
- a written agreement is concluded between the professional user and the manufacturer, his agent or authorised representative, mentioning the reasons why the national language cannot be used;
- the agreement does not violate the national laws on the protection of employees
- the agreement must be signed by the parties and kept at the disposal of the authorities.

Cyprus	English	English	English	English	English

Czech Republic	Czech	Czech for Safety instructions and user instructions	Czech	Czech	TBD	none

Denmark	Danish	Danish	Danish	Danish	Danish	none

GLB CPF1037-001 EMEA Language Requirements	Page 3 of 11

Secondary
		Graphical User	Safety related	Operator’s	Device	Languages or known
Country	Labels	Interface	Information	Manual	Evaluation	Flexibility

Estonia	Estonian	Estonian or English	Estonian	Estonian	TBD	Only English GUI

Finland	Finnish AND Swedish; English only if information is not safety-related	Finnish AND Swedish; English only if information is not safety-related	Finnish AND Swedish	Finnish AND Swedish; English only if information is not safety-related	English	English only for information which is not relevant to ensure the safe use of the device

France	French	French, except all Installation and Configuration Guides solely used by software installers or administrators. It has to be sure that medical personnel operating the hardware on which such software is installed will NOT use this software.	French	French	French	none

Germany	German	German	German	German	English	Exception possible “in justified cases”, but:
- The language used must be easily understandable to the user or
- Other measures must guarantee that the useris

GLB CPF1037-001 EMEA Language Requirements	Page 4 of 11

		Graphical User	Safety related	Operator’s	Device	Secondary Languages or
Country	Labels	Interface	Information	Manual	Evaluation	known Flexibility
-appropriately instructed. And:
All information relating to aspects of safety must be available in German or in the language of the user (if non-German)

Greece	Greek/MoH may exclude devices designated exclusively for professional use from Greek language: in this case English is mandatory	English	Greek	Greek	English	Only English GUI

Hungary	Hungarian	Hungarian; English only if all terms are explained in the manual	Hungarian	Hungarian	TBD	Only English GUI if all terms are explained in the Hungarian manual

Iceland	Icelandic	Icelandic	Icelandic	Icelandic	TBD	other languages for professional use

Ireland	English	English	English	English	English	none

Italy	Italian	Italian	Italian	Italian (no instructions are needed for medical devices Class I or IIa if they can be used safely without such instructions	Italian	none

Latvia	Latvian	Latvian or English	Latvian	Latvian	TBD	Only English GUI

GLB CPF1037-001 EMEA Language Requirements	Page 5 of 11

		Graphical User	Safety related	Operator’s	Device	Secondary Languages or
Country	Labels	Interface	Information	Manual	Evaluation	known Flexibility
Liechtenstein	German	German	German	German	TBD	none

Lithuania	Lithuanian	Lithuanian or English	Lithuanian	Lithuanian	TBD	Only English GUI

Luxembourg	French + German must be provided	French + German must be provided	French + German must be provided	French + German must be provided	When the device is intended for the exclusive use by professionals the labelling and wording may be in English	none

Malta	Maltese or English	Maltese or English	Maltese or English	Maltese or English	English	English

Netherlands	Dutch	Dutch	Dutch	Dutch	English if the user is a professional and trained	Exception possible on case-by-case basis by the Ministry of Health; main criteria:
• Special training on the use of the medical device
• Use of the device only by specialists
• Use of the device on a regular basis to acquire routine (min. two or three times a week)

Norway	Norwegian	Norwegian	Norwegian	Norwegian	English if the	For electro-medical equipment:
user is a professional and trained	The use of an alternative language on electro-medical equipment is possible.

Applications for a waiver must be sent to: Direktoratet for samfunnssikkerhet og beredskap — Enhet for elektriske produkter Postboks 2014
3103 Tønsberg

GLB CPF1037-001 EMEA Language Requirements	Page 6 of 11

		Graphical User	Safety related	Operator’s	Device	Secondary Languages or
Country	Labels	Interface	Information	Manual	Evaluation	known Flexibility
No special instructions exist to submit an application-Just write a rationale explaining the reason/s why we deliver the equipment with English. The professional users of the equipment must be fluent enough in the alternative language. The Competent Authority will ask for more relevant information if required.

For non-electrical-medical equipment: English for professional use

Poland	Polish	Polish or English if displayed information is explained in + referred to the Polish manual AND staff is trained	Polish	Polish	TBD	Only English GUI

Portugal	Portugese	English with Portugese translation in an attached document	Portugese	Portugese	Portugese	Local law does not know exceptions; but negotiations with the authorities are recommended by local lawyer

Spain	Spanish	Spanish	Spanish	Spanish	TBD	None — but it is worth negotiating with the competent authorities

Slovakia	Slovakian	Slovakian or English	Slovakian	Slovakian	TBD	Only English GUI

Slovenia	Slovenia or English	Slovenia or English	Slovenia or English	Slovenia or English	Slovenia or English	Only medical devices which are intended by the manufacturer to be used exclusively by professional

GLB CPF1037-001 EMEA Language Requirements	Page 7 of 11

		Graphical User	Safety related	Operator’s	Device	Secondary Languages or
Country	Labels	Interface	Information	Manual	Evaluation	known Flexibility
medical staff may be in English.

Sweden	Swedish	Swedish	Swedish	Swedish	See: Flexibility	Exemptions are only granted in a limited sense i.e. in individual cases, to protect the health of a person. An exemption is only granted on a temporarily basis.

Medical Products Agency and National Board of Health and Welfare jointly review applications for exemption from the rules and regulations governing Medical Devices. (cf. LVFS 2001:5, 6§ pt.12 concerning Active Implants; LVFS 2001:7, 6§ pt.12 concerning IVD Devices or LVFS 2003:11, 4§ pt. 3 and 7§ pt. 12, respectively, concerning general Medical Devices)

The following information should be included in the application:

1)State which requirement/’s in the regulations exemption is applied for
2) Specify the full designation/denomination of the product
3) Describe the product and state its intended purpose
4) State why the product, despite divergences from the regulations, can be used safely for patient and users (give an account for the results from a structured risk analysis)
5) State which period of time exemption is applied for and when the instructions for use in Swedish will be available
6) State the number of product units applied for
7) State to whom the product will be delivered
8) State why the product is indispensable
9) Describe measures taken to find an approved alternative product
10) State what will happen with the product when exemption period expires
11) Assurance (on the need) from Head of Dept if other than applicant

GLB CPF1037-001 EMEA Language Requirements	Page 8 of 11

		Graphical User	Safety related	Operator’s	Device	Secondary Languages or
Country	Labels	Interface	Information	Manual	Evaluation	known Flexibility
Note that the Manufacturer/Distributor and the Care Provider both have to file an application Applications may be submitted either separately or as a joint document. Points1-7 are primarily of concern to Manufacturers/Distributors, 8-11 to Care Providers. Send applications to Medical Products Agency, Medical devices, P.O. Box 26, SE-751 03 UPPSALA, Sweden

Switzerland	French + German + Italian must be provided	French + German + Italian must be provided	French + German + Italian must be provided	French + German + Italian must be provided	English: signed agreement with customer. It shall be ensured that customer understands English	According to article 7 of the Swiss Regulation on Medical Devices (www.admin.ch/ch/d/sr/819 124/a7.html ) any product information in the frame of the European Directive must be given in the three national languages, i.e. German, French and Italian. However, the competent Federal authority (Fachstelle Medizinprodukte, Bundesverwaltung Bern, Mr. Zobrist, Fax +41 31322 76 46) may make exceptions if (i) safety of patients, users and third parties is protected and (ii) compliance with the language requirements would cause a disproportionate effort.

United Kingdom	English	English	English	English	English	N/A

Europe excluding European Union/EFTA
[GLB CPF1037-001 EMEA Language Requirements]

		Graphical User	Safety–related	Operator’s	Device	Secondary Languages or
Country	Labels	Interface	Informations	Manual	Evaluation	known flexibility
Albania	Albanian or English	Albanian or English	Albanian or English	Albanian or English		English.

Azerbeidjan	Russian or English	Russian or English	Russian or English	Russian or English		English

Belarus	Russian or English	Russian or English	Russian or English	Russian or English		English

Bosnia–Herzegovina	English	English	English	English		English

Bulgaria	Bulgarian or English	Bulgarian or English	Bulgarian or English	Bulgarian or English		English

Croatia	Croatian or English	Croatian or English	Croatian or English	Croatian or English		English

Kasachstan	Russian or English	Russian or English	Russian or English	Russian or English		English

Kyrgisia	Russian or English	Russian or English	Russian or English	Russian or English		English

Macedonia	Serbian or English	Serbian or English	Serbian or English	Serbian or English		English

Moldavia	Russian or English	Russian or English	Russian or English	Russian or English		English

Romania	Romanian for all info necessary for the safe use	Romanian or English	Romanian for all information necessary for the safe use	Romanian for all information necessary for the safe use		Only English GUI

Russia (CIS)	Russian	Russian or English	Russian	Russian		Only English GUI

Tadjikistan	Russian or English	Russian or English	Russian or English	Russian of English		English

Turkmenistan	Russian or English	Russian or English	Russian or English	Russian or English		English

Ukraine	Russian or English	Russian or English	Russian or English	Russian or English		English

Uzbekistan	Russian of English	Russian or English	Russian or English	Russian or English		English

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]		[ILLEGIBLE]

GLB CPF1037-001 EMEA Language Requirements	Page 10 of 11
Middle East + Africa

		Graphical User	Safety related		Device
Country	Labels	Interface	Informations	Operator’s Manual	Evaluation	Secondary Language
Egypt	English	English	English	English		English

Bahrain	English	English	English	English		English

Iran	English	English	English	English		English

Israel	English	English	English	English		English

Jordan	English	English	English	English		English

Kuwait	English	English	English	English		English

Lebanon	French	French	French	French		English

Oman	English	English	English	English		English

Palestine	English	English	English	English		English

Pakistan	English	English	English	English		English

Quatar	English	English	English	English		English

Saudi Arabia	English	English	English	English		English

Syria	English	English	English	English		English

Turkey	English	English	English	Turkish		Only English GUI

United Arab Emirates	English	English	English	English		English

GLB CPF1037-001 EMEA Language Requirements	Page 11 of 11

		Graphical User	Safety related		Device
Country	Labels	Interface	Informations	Operator’s Manual	Evaluation	Secondary Language
Algeria	French	French	French	French		French

Ivory Coast	French	French	French	French		French

Morocco	French	French	French	French		French

Senegal	French	French	French	French		French

South Africa	English	English	English	English		French

Tunesia	French	French	French	French		French